                                                                    EXHIBIT 99.1
                                                                    ------------


                            BANK OF POWHATAN, N.A.
2001 Annual Meeting Proxy Card Solicited on Behalf of the Board of Directors of
                                   the Bank


     William C. Wiley and James F. Keller, and each or either of them, with power of substitution to each of them, are hereby authorized as proxies to represent the undersigned and vote the stock of the undersigned, as directed hereon, in Bank of Powhatan, N.A. (the "Bank") standing in the name of the undersigned at the Annual Meeting of Shareholders of the Bank., to be held on ___________, ______________, 2001, at 11:30 a.m. at _____________________,
located at ______________________, Virginia or any adjournment thereof, on each of the following matters.


1. Proposal to approve the Amended and Restated Agreement and Plan of Reorganization dated as of May 9, 2001, a copy of which is attached to the accompanying Proxy Statement/Prospectus as Exhibit A, providing for the Bank to become a wholly-owned subsidiary of TransCommunity Bankshares Incorporated, a Virginia corporation formed to serve as the holding company for the Bank.


     _______ FOR          _______ AGAINST           _______ ABSTAIN



2. This proxy will be voted for the election of the nominees to the Board of Directors listed below, unless the word "no" is inserted at the end of this sentence. You may withhold authority to vote for any nominee by lining through or otherwise striking out his or her name below.


          John H. Anderson              Andrew W. Pryor
          Margaret F. Ball              John C. Watkins
          Robert M. Duncan              George W. Whitlow
          James F. Keller               William C. Wiley
          William E. Maxey, Jr.         Delmar P. Wright
          Julian C. Metts, Jr.          Elwood F. Yates, Jr.
          James L. Minter


3. The ratification of the appointment of S. B. Hoover & Company as independent auditors of the Bank for the fiscal year ending December 31, 2001.


     _______ FOR          _______ AGAINST           _______ ABSTAIN


4. The transaction of any other business which may properly come before the Meeting. At the time of the printing of this document, management at present knows of no other business to be presented at the Annual Meeting.

                  ___________________________________________

     This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the proposal in Item 1, FOR the directors listed in Item 2, FOR the ratification of accountants listed in Item 3 and as the proxies see fit in any matters that may come up in Item 4.

     When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one fiduciary, all should sign. All joint owners MUST sign.




_____________________________       Date:___________________________
Name



_____________________________       ________________________________
Signature                           Signature if held jointly

                  PLEASE MARK, DATE, SIGN AND PROMPTLY RETURN

 Note: Please sign exactly as name appears hereon. Joint owners should each sign when signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                 UNITED STATES
                   OFFICE OF THE COMPTROLLER OF THE CURRENCY
                             WASHINGTON, DC 20219

                                  FORM 10-QSB



               Quarterly Report Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

For Quarterly Period Ended                              Commission File No. N/A
      March 31, 2001                                                        ---

                            BANK OF POWHATAN, N. A.


           Virginia                                            54-1899128
-------------------------------                                ----------
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                             Identification No.)

                             2320 Anderson Highway
                           Powhatan, Virginia 23139

                                (804) 598-6839
                          --------------------------
             (Registrant's Telephone Number, Including Area Code)



    Check whether the registrant: (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirement for the past
90 days.  Yes _____ No   X
                        ---

    Transitional Small Business Disclosure Format (check one):  Yes____  No  X
                                                                            ---

                            BANK OF POWHATAN, N. A.


                                     INDEX

PART I     FINANCIAL INFORMATION                                                2

Item 1.    Financial Statements

           Consolidated Statements of Income - Three Months
           Ended March 31, 2001 and 2000                                        3

           Consolidated Statements of Condition - March 31, 2001
           and December 31, 2000                                                4

           Consolidated Statements of Changes in Stockholders' Equity
           Three Months Ended March 31, 2001 and 2000                           5

           Consolidated Statements of Cash Flows - Three Months
           Ended March 31, 2001 and 2000                                        6

           Notes to Consolidated Financial Statements                           7

Item 2.    Management's Discussion and Analysis of Financial
           Condition and Results of Operations                                  9


PART II    OTHER INFORMATION                                                   13

Item 1.    Legal Proceedings                                                   13

Item 2.    Changes in Securities                                               13

Item 3.    Defaults upon Senior Securities                                     13

Item 4.    Submission of Matters to a Vote of Security Holders                 13

Item 5.    Other Information                                                   13

Item 6.    Exhibits and Reports on Form 8-K                                    13

           SIGNATURES                                                          16

                                                                          Page 3
Part I  Financial Information
Item 1. Financial Statements

                            BANK OF POWHATAN, N.A.
                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000
                                  (UNAUDITED)

                                                                           3/31/01         3/31/00
                                                                        ------------     ----------
Interest Income
   Loans                                                                $    131,279     $        -
   Federal funds sold                                                         51,221          3,589
   Other investments                                                          58,633         83,106
                                                                        ------------     ----------
   Total Interest Income                                                     241,133         86,695
                                                                        ------------     ----------
Interest Expense
   Interest on deposits                                                       94,590            137
   Interest on other borrowed funds                                                -          1,972
                                                                        ------------     ----------
   Total Interest Expense                                                     94,590          2,109
                                                                        ------------     ----------

Net Interest Income                                                          146,543         84,586

Provision for Loan Losses                                                     44,128              -
                                                                        ------------     ----------
Net Interest Income After Provision for Loan Losses                          102,415         84,586
                                                                        ------------     ----------
Noninterest Income
   Service charges, fees and commissions                                     120,257             12
   Other operating income                                                      7,570              -
                                                                        ------------     ----------
   Total Noninterest Income                                                  127,827             12
                                                                        ------------     ----------
Noninterest Expense
   Salaries and employee benefits                                            228,957         45,554
   Occupancy expense                                                          13,959          2,330
   Other operating expenses                                                  108,241         24,248
                                                                        ------------     ----------
   Total Noninterest Expense                                                 351,157         72,132
                                                                        ------------     ----------

Income (Loss) before Income Taxes                                           (120,915)        12,466

Income Tax Expense                                                                 -              -
                                                                        ------------     ----------
Net Income (Loss)                                                       $   (120,915)    $   12,466
                                                                        ============     ==========

   Net Income (Loss) Per Share                                          $      (0.18)    $     0.02
                                                                        ============     ==========

   Weighted Average Shares Outstanding                                       670,836        669,659

       The accompanying notes are an integral part of these statements.

                            BANK OF POWHATAN, N.A.
                     CONSOLIDATED STATEMENTS OF CONDITION
                     MARCH 3 1, 2001 AND DECEMBER 31, 2000

                                                                        3/31/01            12/31/00
                                                                     -------------       -------------
                                                                      (Unaudited)           Audited
                          ASSETS
  Cash and due from banks                                            $     551,304       $     409,671
  Federal funds sold                                                       408,000             474,204
                                                                     -------------       -------------

  Total Cash and Cash Equivalents                                          959,304             883,875

  Securities held to maturity                                            7,761,304           6,363,060
  Loans net of allowance for loan losses of $82,128
  at March 31, 2001 and $38,000 at December 31, 2000                     6,285,036           2,956,995
  Bank premises and equipment net                                        1,402,447             929,834
  Federal Reserve Bank stock (restricted)                                  201,300             201,300
  Other assets                                                             677,795             227,036
                                                                     -------------       -------------

       Total Assets                                                  $  17,287,186       $  11,562,100
                                                                     =============       =============

                          LIABILITIES

  Deposits:
       Demand deposits
         Noninterest bearing                                         $   1,532,232       $     769,963
         Interest bearing                                                1,603,558           1,417,177
       Savings deposits                                                    443,669             279,521
       Other time deposits                                               7,209,573           2,512,747
                                                                     -------------       -------------

       Total Deposits                                                   10,789,032           4,979,408

  Accrued interest payable                                                  46,780              13,217
  Note payable                                                             106,044
  Accrued expenses and other liabilities                                    45,468             148,698
                                                                     -------------       -------------

       Total Liabilities                                                10,987,324           5,141,323
                                                                     -------------       -------------
                   STOCKHOLDERS' EQUITY

  Common Stock - $2.50 par value; 5,000,000 shares authorized;
       670,836 shares issued and outstanding                             1,677,090           1,677,090
  Paid-in-surplus                                                        4,936,918           4,936,918
  Accumulated deficit                                                     (314,146)           (193,231)
                                                                     -------------       -------------

       Total Stockholders' Equity                                        6,299,862           6,420,777
                                                                     -------------       -------------


       Total Liabilities and Stockholders' Equity                    $  17,287,186       $  11,562,100
                                                                     =============       =============

       The accompanying notes are an integral part of these statements.

                            BANK OF POWHATAN, N.A.
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000
                                  (UNAUDITED)

                                 Shares of
                                  Common             Common              Paid in          Accumulated
                                   Stock              Stock              Surplus            Deficit              Total
                                 ---------        ------------        ------------        -----------         ------------
Balance, December 31, 2000         670,836        $  1,677,090        $  4,936,918        $  (193,231)        $  6,420,777

Net Income                                                                                   (120,915)            (120,915)
                                 ---------        ------------        ------------        -----------         ------------
Balance March 31, 2001             670,836        $  1,677,090        $  4,936,918        $  (314,146)        $  6,299,862
                                 =========        ============        ============        ===========         ============

Balance, December 31, 1999         661,606        $  1,654,015        $  4,867,693        $   (45,775)        $  6,475,933

Stock Subscriptions Sold             9,230              23,075              69,225                            $     92,300

Net Income                                                                                     12,466               12,466
                                 ---------        ------------        ------------        -----------         ------------
Balance March 31, 2000             670,836        $  1,677,090        $  4,936,918        $   (33,309)        $  6,580,699
                                 =========        ============        ============        ===========         ============

       The accompanying notes are an integral part of these statements.

                            BANK OF POWHATAN, N.A.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000
                                  (UNAUDITED)

                                                                                                      March 31,
                                                                                               2001                2000
                                                                                          -----------         -------------
Operating Activities:
  Net income (Loss)                                                                       $  (120,915)        $      12,466
  Adjustments to reconcile net income (loss) to net
    cash used in operating activities:
      Provision for loan losses                                                                44,128
      Accretion income                                                                         37,505                16,508
      Depreciation                                                                             11,107
      Net change in
        Other assets                                                                         (151,043)              (21,339)
        Interest payable                                                                                                132
        Income tax payable                                                                                           (1,162)
        Accrued expenses and other liabilities                                                (69,668)              (24,303)
                                                                                          -----------         -------------
  Net Cash Used in Operating Activities                                                      (248,886)              (17,698)
                                                                                          -----------         -------------

Investing Activities:
  Sale of temporary investments held in escrow                                                                      202,833
  Purchase of investments securities                                                       (1,398,244)           (6,000,205)
  Purchase of Federal Reserve Bank Stock                                                            -              (201,300)
  Net change in loans                                                                      (3,372,169)
  Proceeds from maturities of investment securities                                                               6,080,888
  Purchase of Main Street Mortgage Company                                                   (231,176)
  Release of cash held in escrow account                                                                             31,297
  Payments for the purchase of property                                                      (483,720)              (80,096)
                                                                                          -----------         -------------
  Net Cash Provided by (Used in) Investing Activities:                                     (5,485,309)               33,417
                                                                                          -----------         -------------

Financing Activities:
  Proceeds from common stock subscription                                                                            92,300
  Draw on line of credit                                                                                             75,000
  Repayment of draws on line of credit                                                                             (175,000)
  Net change in:
        Demand deposits                                                                       948,650               132,600
        Savings deposits                                                                      164,148                 7,645
        Time deposits                                                                       4,696,826                69,533
                                                                                          -----------         -------------
  Net Cash Provided by Financing Activities                                                 5,809,624               202,078
                                                                                          -----------         -------------
Net Increase in Cash and Cash Equivalents                                                      75,429               217,797

Cash and Cash Equivalents, Beginning of Period                                                883,875                18,214
                                                                                          -----------         -------------
Cash and Cash Equivalents, End of Period                                                  $   959,304         $     236,011
                                                                                          ===========         =============

Supplemental Information:
  Interest paid                                                                           $    61,027         $       1,977
  Non-cash transaction
        Note payable issued as part of the purchase of Main Street Mortgage
           and Investment Corporation                                                         115,588
        Acquisition of modular building using deposit and accounts payable                                           76,403

       The accompanying notes are an integral part of these statements.

                            BANK OF POWHATAN, N.A.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1  ACCOUNTING PRINCIPLES:

           The financial statements conform to generally accepted accounting principles and to general industry practices. In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of March 31, 2001, and the results of operations for the three month period ended March 31, 2001 and 2000. The notes included herein should be read in conjunction with the notes to financial statements included in the 2000 annual report to stockholders of the Bank of Powhatan, N.A.

           The Company does not expect the anticipated adoption of any newly issued accounting standards to have a material impact on future operations or financial position.

        Consolidation Policy

           The consolidated financial statements include the Company and Main Street Mortgage Company, which is a wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.


NOTE 2  SECURITIES HELD TO MATURITY:

           At March 31, 2001 securities held to maturity consisted of U.S. Treasury bills and other short-term investments. The fair value of the investments approximates their cost.


NOTE 3  ALLOWANCE FOR LOAN LOSSES:

           Transactions in the Bank's allowance for loan losses are shown in the following schedule:

                                                   For the Three Months Ended
                                                     March 31,     March 31,
                                                       2001          2000
                                                       ----          ----
           Balance, beginning of period              $38,000       $
           Provision for loan losses                  44,128
                                                     -------       --------

           Balance, End of Period                    $82,128       $
                                                     =======       ========


                           See Accountants' Report.

                            BANK OF POWHATAN, N.A.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



    NOTE 4 COMMON STOCK:

          Effective March 30, 2000, the Bank issued 670,836 shares of common stock to shareholders. The Bank received total proceeds from the offering of $6,713,735. The proceeds were used to cover the cost of raising capital of $99,727 and net expenses through March 31, 2000 of $33,309. The remainder of the proceeds was used to purchase fixed assets and Federal Reserve Bank stock or invested in temporary investments.


    NOTE 5 PURCHASE OF SUBSIDIARY:

           In December 2000, the Bank formed a subsidiary, MSM Acquisition Co., a Virginia corporation (MSM). On January 1, 2001, MSM purchased substantially all the assets of Main Street Mortgage and Investment Corporation, a mortgage brokerage business operating in the metropolitan Richmond and Lynchburg, Virginia areas. In addition to a cash payment of $231,176, MSM issued a non-interest-bearing note payable for $115,588 due January 4, 2002. MSM also issued a non-interest-bearing note payable for $115,588 due on or after January 30, 2003, contingent upon having earned a certain cumulative profit from operation of the business. MSM accepted the assignment of liabilities and obligations under certain contracts and leases.


                           See Accountants' Report.

Item 2 Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

     The Bank was organized as a national bank in 1999 and commenced its general banking operation on March 20, 2000, providing services to businesses and individuals in the Powhatan County area. With an emphasis on personal service, the Bank is offering a range of commercial and retail banking products and services including checking, saving and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, investment loans, small business loans, commercial lines of credit and letters of credit.

     On January 1, 2001 the Bank acquired Main Street Mortgage Company (a wholly owned subsidiary) for $462,352. The two companies have been consolidated for the period ended March 31, 2001 for reporting purposes.

Net Interest Margin

     The Bank's net interest margin analysis and average balance sheet are shown in Schedule I.

Provision for Loan Losses

     The provision for loan losses for the first three months of 2001 was $44,128 resulting in an allowance for loan losses of $82,128 (exceeding 1% of total loans). The Allowance for Loan Losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans, industry historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Management has not identified any potential problem loans.

Noninterest Income

     Noninterest income increased from $12 in the first three months of 2000 to $127,827 in the first three months of 2001. The increase is due to commissions received by Main Street Mortgage Company of $119,328 and fees received by the Bank of $8,499.

Noninterest Expense

     Noninterest expense increased from $72,132 in the first three months of 2000 to $351,157 in the first three months of 2001. Since the Bank opened business on March 20, 2000, the noninterest expenses were significantly less than the current quarter. The increase was due to additional staffing, the general growth in operations and the acquisition of Main Street Mortgage and Investment Company. Noninterest expenses as a percentage (annualized) of average assets for the first quarter of 2001 was 5.04%.


                           See Accountants' Report.

Income Taxes

   No income tax expense was recognized for the period ended March 31, 2000 because the Bank anticipated it would have a net loss for the remainder of 2000.

   No income tax benefit has been recorded for the period ended March 31, 2001 since, at this time, there is insufficient evidence to conclude that the Bank will produce taxable income in the future which can be offset by loss carryforwards from the current period.

Bank Premises

   Bank premises and equipment consisted of the following as of March 31, 2001:

      Land                                                    $  204,611
      Land improvements                                          129,030
      Building, construction in process                          817,673
      Modular building                                            45,734
      Furniture and fixtures                                     240,079
      Automobiles                                                 17,167
                                                              ----------

                                                               1,454,294
      Less:  Accumulated Depreciation                             51,847
                                                              ----------

      Total Bank Premises and Equipment                       $1,402,447
                                                              ==========

     Construction of the bank building was substantially completed in March 2001, however, all invoices have not been received. It is anticipated that there are approximately $100,000 in additional construction costs not billed and recorded at March 31, 2001. Depreciation expense will increase significantly starting April 1, 2001.

Loans

     Total loans have increased $3,372,169 during the first three months of 2001 to $6,367,164. Approximately 39% of the loan portfolio is secured by real estate.

Deposits

     The Bank's deposits increased $5,809,624 during the first three months of 2001 to $10,789,032 at March 31, 2001. A schedule of deposits by type is shown in the statements of condition. Time deposits of $100,000 or more equaled 16% of deposits at March 31, 2001.

Capital

   Capital as a percentage of total assets was 40% at March 31, 2001 and exceeded regulatory requirements.



                            See Accountants' Report.

Liquidity and Interest Sensitivity

   At March 31, 2001, the Bank had liquid assets of approximately $8.7 million in the form of cash, federal funds sold and short term investments. Management believes that the Bank's liquid assets are adequate at March 31, 2001. Additional liquidity will be provided by the growth in deposit accounts and loan repayments.

Employees

     The Bank's full time equivalent employees have increased from six at March 31, 2000 to twenty- one at March 31, 2001, including thirteen at Main Street Mortgage and Investment Corporation. Management does not anticipate significantly increasing the number of employees during 2001.

Goodwill

   Other assets contains $297,220 of goodwill attributable to the purchase of Main Street Mortgage Company. The Financial Accounting Standards Board ("FASB") anticipates establishing new accounting principles for intangibles and goodwill in the second quarter of 2001. The new principles will probably require that goodwill not be amortized, however, it would be tested for impairment and adjusted to fair value using one of several valuation methods. Management anticipates that the goodwill, related to the above purchase, would be valued before December 31, 2001 and adjusted if appropriate.



                            See Accountants' Report.

                            BANK OF POWHATAN, N.A.
                         NET INTEREST MARGIN ANALYSIS
                             AVERAGE BALANCE SHEET
FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND THE YEAR ENDED DECEMBER 31, 2000
                           (In Thousands of Dollars)

                                                   2001                                               2000
                                   ----------------------------------------            ----------------------------------------
                                      Average                     Average                 Average                    Average
                                      Balance      Income /       Rates                   Balance      Income /       Rates
                                       Sheet       Expense    Earned / Paid               Sheet        Expense    Earned / Paid
                                   -------------  ---------   -------------            ----------    ----------- --------------
ASSETS
 Loans including fees              $   4,932,081  $ 131,279          10.65%            $    706,149  $    77,545        10.98%
 Federal Funds sold                    3,756,644     51,221           5.45%               2,058,268      132,789         6.45%
 Other investments                     4,195,782     58,633           5.59%               4,468,319      267,086         5.98%
                                   -------------  ---------       --------             ------------  -----------      -------
 Total Earning Assets                 12,884,507    241,133           7.49%               7,232,736      477,420         6.60%
                                                  ---------       --------                           -----------      -------

 Allowance for loan losses               (51,010)                                           (11,000)
 Non-earning assets                    1,666,447                                            625,655
                                   -------------                                       ------------
 Total Assets                      $  14,499,944                                       $  7,847,391
                                   =============                                       ============


LIABILITIES AND STOCKHOLDERS'
  EQUITY

 Deposits
  Demand - Interest bearing        $   1,342,756  $  10,098           3.01%            $    371,836  $     4,953         1.33%
  Savings                                351,360      2,611           2.97%                 131,152        1,841         1.40%
  All other time deposits              5,098,504     81,881           6.42%                 417,699       10,100         2.42%
                                   -------------  ---------       --------             ------------  -----------     --------
  Total Deposits                       6,792,620     94,590           5.57%                 920,687       16,894         1.83%
                                                  ---------       --------
  Other borrowed funds                                                                       21,906        1,972         9.00%
                                                                                       ------------  -----------     --------
  Total Interest Bearing
   Liabilities                                                                              942,593       18,866         2.00%
                                                                                       ------------  -----------     --------
Non-interest bearing deposits          1,188,934                                            354,297
Other Liabilities                        124,398                                             45,160
                                   -------------                                       ------------
   Total Liabilities                   8,105,952                                          2,284,643

Stockholders' Equity                   6,393,992                                          6,505,341
                                   -------------                                       -----------
Total Liabilities and
  Stockholders' Equity             $  14,499,944                                       $  8,789,984
                                   =============                                       ============

Net Interest Earnings                             $  146,543                                         $   458,554
                                                  ==========                                         ===========
Net Yield on Interest
  Earning Assets                                                     4.55%
                                                                  =======                                                6.34%
                                                                                                                     ========

For comparative purposes, the net interest margin analysis is provided for the year ended December 31, 2000. Information for the first quarter of 2000 is not provided because the Bank opened for business on March 20, 2000, and comparison with the current quarter would not be useful.

Part II  Other Information

Item 1.    Proceedings -                               Not Applicable

Item 2.    Changes in Securities -                     Not Applicable

Item 3.    Defaults Upon Senior Securities -           Not Applicable

Item 4.    Submission of Matters to a Vote
           of Security Holders -                       Not Applicable

Item 5.    Other Information-                          Not Applicable

Item 6.    Exhibits and Reports on 8-K

(a)  Exhibits

     The following exhibits are filed as part of this Form 10-QSB

     Exhibit No.  Description of Exhibits
     -----------  -----------------------

     Part I   Exhibits

       15      Letter on Unaudited Interim Financial Statements

       23      Consent of S. B. Hoover & Company, L.L.P.

     Part II Exhibits

       3.1     Form of Articles of Association of Bank of Powhatan, N.A. *

       3.2     Form of Bylaws of Bank of Powhatan, N.A. *

       4.0     Form of Common Stock Certificate of Bank of Powhatan, N.A. *

       10.1    Contract between the Bank of Powhatan, N.A. and James F. Keller
**

       10.2 Asset purchase Agreement for the Acquisition of Main Street Mortgage and Investment Corporation dated January 1, 2001 **

      10.3     Employment Agreement with Richard Mayhew dated January 1, 2001 **

* Incorporated herein by reference from the Registration Statement on Form SB-2 afiled by Bank of Powhatan, N.A. (In Organization) with the Office of the Comptroller of the Currency's Southeastern District Office on October 13, 1999.

** Incorporated herein by reference from Form 10-KSB filed by Bank of Powhatan, N.A. with the Office of the Comptroller of the Currency, Washington, D.C. on May 14, 2001.

(b)  No Reports on Form 8-K were filed during the first quarter of 2001.

Exhibit 15     Letter on Unaudited Interim Financial Statements





To the Board of Directors
Bank of Powhatan, N. A.
Powhatan, VA  23139


We have reviewed the accompanying consolidated statement of condition of Bank of Powhatan, N. A. as of March 31, 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the three month periods ended March 31, 2001 and 2000. All information included in these financial statements is the representation of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of inquiries of Company personnel responsible for financial and accounting matters and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

The consolidated statement of condition for the year ended December 31, 2000, was audited by us and we expressed an unqualified opinion on it in our report dated January 29, 2001, but we have not performed any auditing procedures since that date.

                                   S. B. Hoover & Company, L.L.P.

                                   /s/ S. B. Hoover & Company, L.L.P.


May 7, 2001

Exhibit 23 - Consent of Certified Public Accountant





Board of Directors
Bank of Powhatan, N.A.



     We consent to the use of our report dated May 7, 2001 on the financial statements of Bank of Powhatan, N.A. as of March 31, 2001 and for the three month period ending March 31, 2001 included in this Form 10QSB.

                                   S. B. Hoover & Company, L.L.P.


                                   /s/ S. B. Hoover & Company, L.L.P.

Harrisonburg, VA
May 14, 2001

                                   SIGNATURE


In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant causes this report statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                        BANK OF POWHATAN, N.A.



                                        /s/ JAMES F. KELLER
                                        -------------------------------
                                        James F. Keller
                                        President and Chief Executive Officer


                                        /s/ KATHLEEN MOJICA
                                        --------------------------------------
                                        Kathleen Mojica
                                        Vice President and CFO


May 14, 2001

                                 UNITED STATES
                   OFFICE OF THE COMPTROLLER OF THE CURRENCY
                             WASHINGTON, DC 20219


                                  FORM 10-KSB

        ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

                    For fiscal year ended December 31, 2000

                             Bank of Powhatan, NA
                (Name of Small Business Issuer in its charter)

                    Virginia                               54-1899128
        (State of other jurisdiction of                (I.R.S. Employer
         incorporation or organization)                Identification No.)

                 2320 Anderson Highway                        23139
                      Powhatan, VA                         (Zip Code)
        (Address of principal executive officer)

        Issuer's telephone number (804) 598-6839

          Securities registered pursuant to Section 12(b) of the Act:
                                     None

          Securities registered pursuant to Section 12(g) of the Act:

                           Common Stock - $2.50 Par

  Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ____ No  X
           -----

  Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [_]

  Issuer's revenues for its most recent fiscal year were $487,885.

  The aggregate market value of the voting stock subscribed to by non-affiliates, based on the subscription price of $10 per share was $6,027,000.

  The number of shares subscribed of the registrant's common stock, was 670,836 as of March 31, 2001.

                      DOCUMENTS INCORPORATED BY REFERENCE:
                                      None

                           LOCATION OF EXHIBIT INDEX

        The index of exhibits is contained in Part IV herein on page 27.

  TRANSITIONAL SMALL BUSINESS DISCLOSURE FORMAT  YES _____   NO   X
                                                                -----

                               TABLE OF CONTENTS

                                                                                 Page
PART I

   Item 1.     Description of Business                                            3

   Item 2.     Description of Property                                            6

   Item 3.     Legal Proceedings                                                  6

   Item 4.     Submission of Matters to a Vote of Security Holders                6

PART II

   Item 5.     Market for Common Equity and Related Stockholder Matters           7

   Item 6.     Management's Plan of Operations                                    7

   Item 7.     Financial Statements                                              10

   Item 8.     Changes in and Disagreements with Accountants on
               Accounting and Financial Disclosure                               10

PART III

   Item 9.     Directors, Executive Officers, Promoters and Control Persons;
               Compliance with Section 16(a) of the Exchange Act                 10

   Item 10.    Executive Compensation                                            11

   Item 11.    Security Ownership of Certain Beneficial Owners and Management    12

   Item 12.    Certain Relationships and Related Transactions                    13

PART IV

   Item 13.    Exhibits and Reports on Form 8-K                                  13

SIGNATURES                                                                       16

PART I
------

Item 1.  Description of Business

General

The Bank of Powhatan, N.A. (the "Bank") was organized in 1999 as a community focused, locally owned and managed national bank under the National Banking Act of 1864, as amended and regulations issued thereunder. The Bank received approval to open on March 20, 2000 and is engaged in a general commercial and retail banking business. The Bank offers a full range of banking and related financial services focused primarily on serving individuals and the small to medium size business and professional community in Powhatan County. The Bank strives to serve the banking needs of its customers in the Powhatan County market while developing personal, hometown relationships with its customers. The Bank's management believes that the marketing of customized banking services will enable the Bank to establish a niche in the financial services marketplace in the Powhatan County market.

The Bank has undertaken to provide professionals and small to medium size businesses in its market area with banking services comparable to those the state-wide and regional institutions generally reserve for their larger clients. These services include being a reliable and consistent source of credit, with loans that are priced based upon the overall banking relationship, easy access to the Bank's decision makers, continuity in the banking relationship, and fast response and local delivery to meet a customer's banking needs. The Bank's management believes that the Bank's initial capitalization will enable it to operate with a lending capacity that should satisfy the credit needs of a large portion of its targeted market segment. In the event there are customer prospects whose loan requirements exceed the Bank's lending limit, the Bank may seek to arrange such loans on a participation basis with other financial institutions. The Bank's management believes that the Bank's initial capitalization should support substantial growth in deposits and loans.

The Bank has one office in the Flat Rock area of Powhatan County approximately 20 miles west of Richmond, the capital of Virginia. The Bank has 7 full time employees.

On January 1, 2001, a subsidiary of the Bank, MSM Acquisition Co. ("MSM"), entered into an agreement to purchase essentially all the assets (consisting of furniture and equipment and contract rights) of Main Street Mortgage and Investment Corporation ("Main Street") for a total purchase price of $462,352. The consideration consisted of cash of $231,176 at closing, a note receivable of $115,588 due one year from closing, and a contingent earn out note receivable of $115,588.

On the same date, the Bank entered into an employment agreement with Richard W. Mayhew, the owner of Main Street, who will be the President and CEO of MSM. The agreement provides for an initial annual salary of $120,000, an annual bonus based on profits of MSM, and benefits similar to those received by other executives of the Bank. The agreement is for a term of five years and provides for a severance payment of $60,000 if Mr. Mayhew is terminated for any reason other than for cause.

Main Street has two offices, one in Richmond, Virginia and one in Lynchburg, Virginia, with nine full time employees. During the year 2000, Main Street originated mortgage loans of $23,000,000 and fees of $495,000.

Main Street originates conforming first deed of trust residential loans for sale in the secondary market, as well as, second deed of trust loans, equity lines, and non-conforming residential and commercial real estate loans for sale to private investors.

Location and Market Area

The Bank has established its main office at the northwest corner of Jude's Ferry Road (Rt. 613) and Anderson Highway (Rt. 60) in the Flat Rock area of Powhatan. The Bank opened for business in a temporary banking facility at the location and opened its newly constructed bank building on March 12, 2001. Flat Rock is a rural commercial center along Route 60, and a high number of commuters pass through the location on a daily basis. The site is on a major east/west four-lane highway which goes through the center of the County, and most of the County's projected commerce growth is expected to be in the area.

The market area the Bank will serve is rapidly growing. The population of Powhatan County increased by approximately 40% between 1990 and 1998, growing to 21,800 persons, making Powhatan County the 5th fastest growing county in Virginia in terms of percentage increase. Powhatan County is projected to grow at a rapid rate in the next decade due to migration from the Richmond metropolitan area out to Powhatan County. It is estimated that Powhatan County's population in the year 2010 will be approximately 32,700, which would be a 50% increase over the 1998 level. The number of residential housing units has seen a corresponding increase. In 1998, there were 7,194 housing units in Powhatan County, a 47% increase from the 4,910 units reported in 1990. The number of residential housing units is expected to grow to 8,737 by 2003.

Main Street Mortgage and Investment Corporation has offices in Richmond and Lynchburg, VA and originates mortgage loans in those cities and the surrounding counties.

Banking Services

The Bank offers a full line of banking services normally offered by a commercial bank with the exception of trust services.

Deposits

The Bank offers both individual and commercial deposit accounts including checking, money market, and savings accounts, certificates of deposits, and individual retirement accounts. The deposit accounts are insured under the Federal Deposit Insurance Act to the limits provided thereunder.

Loans

The Bank also offers both personnel and commercial loans designed to meet the needs of its customers. Personnel loan products include both unsecured loans and loans secured by deposits, marketable securities, vehicles, other marketable personnel property and residential real estate. Residential real estate loans include first and second mortgages and equity lines of credit. Commercial loans are designed to meet the needs of the business and may be secured by equipment, inventory and real estate. The Bank also offers land development and construction financing.

Competition

The banking business is highly competitive. The Bank will compete as a financial intermediary with other commercial banks, savings institutions, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in the Powhatan County market area and elsewhere.

SUPERVISION AND REGULATION

General

The Bank is under the supervision of, and subject to regulation and examination by, the Office of the Comptroller of the Currency ("OCC") and the Federal Deposit Insurance Corporation ("FDIC"). The Bank is subject to various statutes and regulations administered by the OCC and FDIC that govern, among other things, required reserves, investments, loans, lending limits, interest rates payable on deposits, transactions among affiliates and the Bank, the payment of dividends, mergers and consolidations, and establishment of branch offices. Federal bank regulatory agencies also have the general authority to eliminate dividends paid by insured banks if such payment is deemed to constitute an unsafe and unsound practice. As its primary federal regulator, the OCC will have the authority to impose penalties, initiate civil and administrative actions and take other steps to prevent the Bank from engaging in unsafe and unsound practices.

The Bank is subject to the periodic and current reporting requirements of
Section 13 of the Securities Exchange Act of 1934 and the regulations thereunder, as adopted by the OCC. The requirements include having to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the OCC.

Since the Bank has more than 500 shareholders of record it is subject to the registration, insider reporting and trading restrictions, and proxy solicitation regulations of the Securities Exchange Act, as adopted by the OCC.

Dividends

The amount of dividends payable by the Bank will depend upon its earnings and capital position, and is limited by federal law, regulations and policy. No dividend may be declared or paid that would impair a bank's paid-in capital. Additionally, the OCC has the general authority to limit dividends paid by the Bank if such payments are deemed to constitute an unsafe and unsound practice.

Under current supervisory practice, prior approval of the OCC is required if cash dividends declared in any given year exceed the total of a bank's net profits for such year, plus its retained net profits for the preceding two years. Also, the Bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting current losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of all loans which are in arrears with respect to interest by six months or more, unless such loans are fully secured and in the process of collection. Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements.

The Bank does not expect to declare any cash dividends in the foreseeable future.

Deposit Insurance

As an institution with deposits insured by the Bank Insurance Fund of the FDIC, the Bank also is subject to insurance assessments imposed by the FDIC. Currently, a risk-based assessment schedule imposes assessments on Bank Insurance Fund deposits, ranging from zero ($2,000 minimum) to 0.27% of an institution's average assessment base. The actual assessment paid is based on the institution's assessment risk classification, which is determined based on whether the institution is considered "well capitalized," "adequately capitalized" or "undercapitalized," as such terms have been defined in applicable federal regulations, and whether such institution is considered by its supervisory agency to be financially sound or to have supervisory concerns.

Effect of Governmental Monetary Policies

The operations of the Bank are affected not only by general economic conditions, but also by the policies of various regulatory authorities. In particular, the Federal Reserve Board regulates money and credit conditions and interest rates in order to influence general economic conditions. These policies have a significant influence on overall growth and distribution of bank loans, investments and deposits, and affect interest rates charged on loans or paid for time and savings deposits. Federal Reserve Board monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future.

Cautionary Factors That May Affect Future Results
(Cautionary statements under the Private Securities Litigation Reform Act of
1995)

Our disclosures and analysis in this report contain some "forward-looking statements." Forward-looking statements give our current expectation or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements in Item 6 relating to management's plan of operations and related anticipated results of operations. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public.

Any or all of our forward-looking statements in this report and in any other public statements that we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in the discussion above - for example, those related to the effect of governmental monetary policies will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-QSB and 8-KSB reports filed with the OCC.

Item 2.  Description of Property

The Bank recently completed construction of its permanent Bank building and opened for business in the new building on March 12, 2001. The building is an attractive two story building containing approximately 6000 square feet with three drive through lanes and an ATM machine. The construction is wood frame with a gray masonry veneer and a metal seam roof. The facility is situated on 1.343 acres located at 2320 Anderson Highway, Powhatan, Virginia.

The Bank's mortgage subsidiary operates from leased facilities located at 9030 Three Chopt Road, Suite B, Richmond, VA and 2095 Langhorne Road, Suite B, Lynchburg, VA.

Item 3.  Legal Proceedings

Management is not aware of any pending or threatened material litigation in which the Bank may be involved as a defendant.

Item 4.  Submission of matters to a Vote of Security Holders

The Bank has not submitted any matters to the vote of security holders for the last quarter ending December 31, 2000.

PART II
-------


Item 5.  Market for Common Equity and Related Stockholders Matters

(a) At present there is no public trading market for the Bank's common stock. The Bank's common stock was issued on March 30, 2000. The Bank's transfer agent is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572.

(b)  On March 31, 2001, the Bank had approximately 1700 shareholders.

(c)  Dividends

     The Bank has not declared a dividend and does not anticipate declaring a dividend during the initial years of operations.


Item 6.  Management Plan of Operation

General

The Bank opened for business on March 20, 2000 in its temporary facility and moved to its permanent bank building on March 12, 2001. During the next twelve months management will concentrate on increasing its customer base. The Bank will undertake to provide individuals, professionals and small to medium size businesses in its market area with banking services comparable to those the state-wide and regional institutions generally reserve for their larger clients.

With an emphasis on personal service, the bank today offers a range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, investment loans, small business loans, commercial lines of credit and letters of credit.

The Bank is on target to meet or exceed in all categories of financials projections as stated in its business plan submitted as a part of its application for charter to the OCC and FDIC. With the completion of its permanent facility in the first quarter of 2001, the Bank should remain on course to exceed projections. The acquisition of a mortgage company in early 2001 will give the Bank a full array of mortgage products and services. The Bank maintained throughout 2000 lending and deposit rates commensurate with those offered by its competitors in its primary market. The Bank is still in an early stage of development and cannot be certain of its growth pattern over the next twelve months.

Net Interest Margin Analysis

The Bank's Average Balance Sheet and Net Interest Margin Analysis for the year 2000 is shown in Schedule I.

Liquidity and Capital

The Bank has adequate liquid assets in the form of cash and due from banks, federal funds sold, and short term U. S. Treasury and agency securities. Capital as a percentage of total assets significantly exceeds regulatory requirements. Management believes that the Bank's liquid assets and capital are adequate to support anticipated growth. Additional liquidity will be provided by the growth in deposit account and loan repayments.

Bank Premises

The Bank recently completed construction of its permanent bank building and opened for business in the new building on March 12, 2001. The building is an attractive two story building containing approximately 6000 square feet with three drive through lanes and an ATM machine. The construction is wood frame with a gray masonry veneer and a metal seam roof. The facility is situated on
1.343 acres located at 2320 Anderson Highway, Powhatan, Virginia. The total cost of the completed bank building is expected to be approximately $732,000.

Acquisition and New Products

In keeping with its plan to offer an array of mortgage products, the Board of Directors of the Bank had approved as of December 31, 2000 an agreement to purchase Main Street Mortgage and Investment Company to become a subsidiary of the Bank as of January 1, 2001. Main Street has two offices, one in Richmond, Virginia and one in Lynchburg, Virginia.

In addition, the Bank intends to explore the use of Internet and on-line banking. It intends to complete a study and implement any plans for such a service in the next twelve months.

Employees

At December 31, 2000 the Bank had seven full time equivalent employees and the mortgage subsidiary had nine full time equivalent employees. The need to employ additional staff will depend on the future growth in operations.

                                                              SCHEDULE I

                            BANK OF POWHATAN, N.A.
                         NET INTEREST MARGIN ANALYSIS
                             AVERAGE BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31,2000

                                                     Average      Interest        Average Rates
                                                     Balance      Income or         Earned or
                                                      Sheet        Expense             Paid
                                                   -----------    ---------       --------------
Assets:
  Loans (including fees)                          $   706,149     $  77,545             10.98%
  Federal funds sold                                2,058,268       132,789              6.45%
  Other investments                                 4,468,319       267,086              5.98%
                                                  -----------     ---------             -----

  Total Earning Assets                              7,232,736       477,420              6.60%
                                                  -----------     ---------             -----
  Allowance for loan losses                           (11,000)
  Non-earning assets                                  625,655
                                                  -----------

Total Assets                                      $ 7,847,391
                                                  ===========

Liabilities and Stockholders' Equity:
  Deposits:
     Demand: Interest-bearing                     $   371,836     $   4,953              1.78%
     Savings deposits                                 131,152         1,841              1.88%
     Other time deposits                              417,699        10,100              3.23%
                                                  -----------     ---------             -----

  Total Deposits                                      920,687        16,894              2.45%
                                                                                        -----

  Other borrowed funds                                 21,906         1,972              9.00%
                                                  -----------     ---------             -----

  Total interest-bearing liabilities                  942,593        18,866              2.00%
                                                  -----------     ---------             -----

  Noninterest-bearing deposits                        354,297
  Other liabilities                                    45,160
                                                  -----------

  Total Liabilities                                 1,342,050

  Stockholders' equity                              6,505,341
                                                  -----------

Total Liabilities and
  Stockholders' equity                            $ 7,847,391
                                                  ===========

  Net Interest Earnings                                           $ 458,554
                                                                  =========
      Net Yield on Interest-earning Assets                                              6.34%
                                                                                        ====

Item 7.  Financial Statements

Financial statements are attached as Appendix A

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

None Noted.

PART III
--------


Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act

The following table sets forth (as of March 31, 2001) certain information with respect to the directors and executive officers of the bank. Each of these persons listed below currently serves as a director of the bank except for James
F. Keller. They were elected February 29, 2000, to serve until the next annual meeting of the shareholders. The directors received no retainer for 2000, nor did any director receive any fees for attending committee meetings.

          Name of Director              Age                          Principal Occupation
          ----------------              ---                          --------------------
John H. Anderson, Jr.                    58             Retired; Former Regional Manager of Jefferson
                                                        National Bank

Margaret F. Ball                         73             Retired; Former Co-Owner and Secretary/  Treasurer
                                                        of O.W. Ball Lumber Company, Powhatan, Virginia

Robert M. Duncan                         63             President, P.L. Duncan and Sons, Inc., a farming
                                                        business located in Columbia, Virginia; President,
                                                        Cartersville Medical Center

James F. Keller                          44             President, Bank of Powhatan, Powhatan, Virginia;
                                                        formerly a vice president and financial center
                                                        manager for Jefferson National Bank and its
                                                        successors.

William E. Maxey, Jr.                    79             Clerk of the Circuit Court of Powhatan County,
                                                        Powhatan, Virginia

Julian C. Metts, Jr.                     66             Orthodontist, Chester, Virginia

James L. Minter                          62             Owner, J.L. Minter Electrical Contractor, Powhatan,
                                                        Virginia; Owner, Swansboro Mechanical, Inc.,
                                                        Powhatan, Virginia

Andrew W. Pryor                          56             Owner, Hills-Dale Farm, a farming business located
                                                        in Goochland, Virginia

John C. Watkins                          54             President, Watkins Nursery, Inc., Midlothian,
                                                        Virginia; Member, Virginia State Senate

George W. Whitlow                        53             Owner of Whitlow Chevrolet, Lexus of Richmond,
                                                        Whitlow Travel Service, King Pin Lanes and Fidelity
                                                        Finance, all located in Richmond, Virginia

William C. Wiley                         54             Partner in DPO Holdings an investment and
                                                        management holding company located in Richmond,
                                                        Virginia.  Chairman, Bank of Powhatan, N.A.,
                                                        Powhatan, Virginia and Chairman of TransCommunity
                                                        Bankshares Incorporated

Elwood F. Yates, Jr.                     70             Retired; Former Owner of Yates Ford, Inc.,
                                                        Powhatan, Virginia

Compliance with Section 16(a) of the Exchange Act.

The directors were not required to make filings under Section 16(a) of the Exchange Act for the year 2000. The directors became subject to these filing requirements in 2001. An initial filing on Form 3 was filed by each director as of March 31, 2001.


Item 10.  Executive Compensation

Summary

The following table sets forth a summary of certain information concerning the compensation paid by the Bank for services rendered in all capacities during the years ended December 31, 1999 and 2000, to the President and Chief Executive Officer of the Bank. No executive officer of the Bank had total compensation during the fiscal year which exceeded $100,000.

                           Summary Compensation Table

                              Annual Compensation
                              -------------------

    Name and
    --------                                                          All Other
Principal Position         Year       Salary          Bonus         Compensation(1)
------------------         ----       ------          -----         ---------------
William C. Wiley          2000(2)     $53,000          ---                ---
Interim CEO

James F. Keller           2000(2)     $ 5,434          ---                ---
President and CEO

John R. Conry             2000(2)     $40,047          ---                ---
President and CEO         1999        $75,000          ---                ---

(1) Does not include certain perquisites and other personal benefits, the amount of which are not shown because the aggregate amount of such compensation during the year did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such executive officer.

(2) Mr. Conry served as President and Chief Executive Officer from the Bank's organization until July 5, 2000. Mr. Wiley served as Interim Chief Executive Officer on a consulting basis following Mr. Conry's term of office until December 8, 2000. Mr. Keller was elected President and Chief Executive Officer of the Bank effective December 8, 2000.

Employment agreement

Effective December 1, 2000, the Board entered into a one year employment agreement with James F. Keller. The agreement provides for an annual salary of $80,000 which may be increased to $85,000 after six months with approval of the Executive Committee of the Board. Without objection by the Board, Mr. Keller has the option of extending the contract for five additional years. The contract provides that should Mr. Keller be terminated "without cause" prior to twelve months, he will be paid an amount of one year's salary.

Item 11.  Security Ownership of Certain Beneficial Owners on Management

Organizers and Directors

The following table sets forth as of March 31, 2001, certain information with respect to the beneficial ownership of the Bank's common stock, par value $2.50 share ("Common Stock"), held by each director of the Bank and by all directors as a group.

As of March 31, 2001, the Bank is not aware of any beneficial owner of 5% or more of the Bank's common stock.

                                           Number of Shares          Percent
Name of Director                       Beneficially Owned (1)       of Class
----------------                       ----------------------       ---------
John H. Anderson, Jr.                           2,000                   *
Moseley, Virginia

Margaret F. Ball                                3,000                   *
Powhatan, Virginia

Robert M. Duncan                                2,600                   *
Columbia, Virginia

William E. Maxey, Jr.                           2,000                   *
Powhatan, Virginia

Julian C. Metts, Jr.                            6,000                   *
Cartersville, Virginia

James L. Minter                                 5,000                   *
Powhatan, Virginia

Andrew W. Pryor                                 1,000                   *
Goochland, Virginia

John C. Watkins                                 2,500                   *
Midlothian, Virginia

George W. Whitlow                               6,500                   *
Midlothian, Virginia

William C. Wiley                                4,000                   *
Powhatan, Virginia

Elwood F. Yates, Jr.                            3,615                   *
                                               ------
Powhatan, Virginia

All directors as a group (12 persons)          38,215                    5.70%
                                               ======

*    Represents less than one percent of bank common stock.
(1) For purposes of this table, beneficial ownership has been determined in accordance with the provision of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.

Item 12.  Certain Relationships and Related Transactions

General. There are no existing or proposed transactions between the Bank and its directors outside of those contemplated in the ordinary course of its banking business. The Bank expects to have banking transactions in the ordinary course of its business with its directors, officers, and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others. Such extensions of credit will not involve more than normal risk of collectibility or present other unfavorable features.


PART IV
-------


Item 13.  Exhibits and Reports on Form 8K

(a)  Exhibits

     The following exhibits are filed as part of this Form 10-KSB


Exhibit No.    Description of Exhibits
-----------    -----------------------

   3.1         Form of Articles of Association of Bank of Powhatan, N.A. *

   3.2         Form of Bylaws of Bank of Powhatan, N.A. *

   4.0         Form of Common Stock Certificate of Bank of Powhatan, N.A. *

  10.1         Contract between the Bank of Powhatan, N.A. and James F. Keller

  10.2 Asset Purchase Agreement for the Acquisition of Main Street Mortgage and Investment Corporation dated January 1, 2001

  10.3         Employment Agreement with Richard W. Mayhew, dated January 1,
               2001

  23.1         Consent of S. B. Hoover & Company, L.L.P.


* Incorporated herein by reference from the Registration Statement on Form SB-2 filed by Bank of Powhatan, N.A. (In Organization) with the Office of the Comptroller of the Currency's Southeastern District Office on October 13, 1999.

(b)  No Reports on Form 8-K were filed during the last quarter of 2000.

                                                                    Exhibit 10.1



                                   CONTRACT
      BETWEEN THE BANK OF POWHATAN, 2320 Anderson Highway, Powhatan, Va.
      ----------------------------
         23139 and JAMES F. KELLER, 18 Gravel Road Dillwyn, Va.  23936
                   ---------------
                               NOVEMBER 28, 2000


The Board of Directors of the Bank of Powhatan, N.A. (the "Bank") hereby offers James F. Keller ("Keller") the position of President and Chief Executive Officer of the Bank effective on or about December 1, 2000. In addition the Board will nominate Keller to be a Director of the Bank at the next annual meeting of the stockholders. Keller recognizes that his position as CEO and as a Member of the Board is subject to and predicated on approval by the Office of the Comptroller of the Currency in accordance with its regulations. In addition Keller acknowledges that his position as a Director is predicated on and contingent upon his employment as CEO, and that if for any reason he should not be CEO of the Bank, then his position as a Director will be terminated unless otherwise agreed to by the Board of Directors and approved by the stockholders at the next annual meeting. Keller will be covered by the Bank's director and officer's insurance.

Keller represents to the Board of Directors of the Bank of Powhatan that he has the experience, knowledge and skills to administer all aspects of the position of Chief Executive Officer of a bank of the size and development stage of the Bank of Powhatan. Keller represents that he will perform his duties in a manner and at a level consistent with that expected of a CEO of a community bank and consistent with the fiduciary and regulatory responsibilities of such. Keller represents that he will give his duties and responsibilities his full and best efforts.

The Board agrees to pay Keller an annual salary of $80,000. He is entitled to any and all health and other benefits available to employees of the Bank. As of the date of this contract, there is no retirement or stock option plan in place for the employees or Directors of the Bank. Both are anticipated to be in place in due course and Keller will be entitled to and subject to any qualifications for either plan. The bank will supply the CEO with an automobile.

Keller will develop, in conjunction with the Chairman of the Board, a performance evaluation for the position of Chief Executive, subject to approval by the Executive Committee of the Board. Based upon that criteria and evaluation, Keller will be eligible for a salary increase to the amount of $85,000 at the end of six months of employment. Thereafter, any salary increase or other form of compensation will be on an annual basis.

The length of this Contract will be for twelve months from the day Keller begins work for the Bank. Should Keller be terminated "without cause", prior to twelve months, he will be paid an amount of one year's salary. Without objection by the Board, Keller will have the option of extending the terms of the Contract, for five additional years. Should Keller be terminated "with cause", he would not be entitled to any compensation from the time of termination.

"Cause" shall be:

     1) Gross incompetence, gross negligence, misconduct in office or breach of a fiduciary duty to the Bank;
2)   Conviction of a felony, a crime of moral turpitude, embezzlement or fraud;
3) Any breach by Keller of the terms of this Agreement, including failure to perform duties and responsibilities;
4)   Any act of dishonesty with respect to the Bank or any subsidiary;
5)   Any conduct by Keller that jeopardizes the ordinary operation of the Bank.

The Bank represents to Keller that it is duly organized under the laws of Virginia and has all regulatory approvals for operation as a nationally chartered bank. The Bank knows of no legal or regulatory matters pending that could adversely affect the operation or development of the Bank, or that should be duly disclosed.

Keller represents to the Bank that he knows of no legal or regulatory matters pertaining to his previous employment or that should be disclosed to the Bank that should be made known to the Board in determining that he is suited to be the CEO of a bank.


Signed:                       Signed:



William C. Wiley              James F. Keller
Chairman of the Board


cc:  Board of Directors, Bank of Powhatan, N.A.
     Thomas A. Grant, Troutman Sanders Mays & Valentine LLP

                                                                    Exhibit 10.2

                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of January 1, 2001 by and between MAIN STREET MORTGAGE AND INVESTMENT CORPORATION ("Seller"), a Virginia corporation; RICHARD W. MAYHEW ("Shareholder"); BANK OF POWHATAN, N.A., a national banking association ("Bank") and MSM ACQUISITION CO., a Virginia corporation ("Buyer").

                                  BACKGROUND
                                  ----------

     A. Seller owns and is engaged in the business of operating a mortgage brokerage business in the metropolitan Richmond and Lynchburg, Virginia areas (the "Business").

     B. The parties hereto desire to provide for the acquisition by Buyer of substantially all of the assets of Seller, and for certain other matters, all on the terms and conditions set forth in this Agreement.

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.   THE TRANSACTION.

     1.1  Sale and Purchase of Purchased Assets.

          (a) Purchased Assets. At the Closing (defined below), Seller shall sell, transfer and deliver to Buyer, free and clear of all liens, charges, claims, security interests, mortgages, deeds of trust, pledges, restrictions and encumbrances of any nature whatsoever (collectively, "Liens"), other than the Permitted Encumbrances (defined below), all of Seller's right, title and interest in and to all of the assets owned by Seller and all of the assets used or acquired for use in the Business, other than the Excluded Assets (defined below) (collectively, the "Purchased Assets"). The Purchased Assets shall include, without limitation, the following:

          (i) all of Seller's furniture, fixtures, equipment, machinery, supplies, inventories and other tangible personal property, as well as any business forms used or held by Seller, wherever located, including, without limitation, those items described on Schedule 1.1(a)(i);

          (ii) all customer, prospect and contact files, information, lists and contracts;

          (iii) all handbooks, employee files and information books, advertising and promotional material, stationary, computers and software;

          (iv) Seller's rights under the leases of real property (the "Leases") located at 9300 Three Chopt Road, Richmond, Virginia and 2095 Langhorne Road, Lynchburg, Virginia (the "Locations"), as well as under the maintenance contracts, service contracts, and equipment and other leases described on Schedule 1.1(a)(iv) (collectively, the "Assumed Contracts");

          (v) all permits, registrations, franchises, approvals, accreditation's and other authorizations relating to the Business (collectively, the "Permits") which are described on Schedule 1.1(a)(v);

          (vi) all intangible assets of Seller and any and all rights of Seller to use the name "Main Street Mortgage and Investment Corporation" and any derivation thereof;

          (vii) all goodwill of Seller as a going concern relating to the Business, including, without limitation, all rights to deal with customers, prospects and contacts;

          (viii) Seller's records of every kind and type (the "Records"), except for records pertaining to the organization and maintenance of Seller as a Virginia corporation.

     (b)  Excluded Assets. Notwithstanding anything to the contrary set forth in
Section 1.1 (a), the following rights, properties and assets of Seller (the "Excluded Assets") shall not be included in the Purchased Assets:

          (i)   cash on hand as of the Closing Date (as defined below);

          (ii) the accounts receivable of Seller outstanding as of the Closing Date (collectively, the "Accounts Receivable"); and

          (iii) the amounts receivable by Seller listed on Schedule 1.1(b)(iii).

     (c)  Responsibility for Liabilities.

          (i) Excluded Liabilities. Except as otherwise provided specifically in Section 1.1 (c)(ii), Buyer shall not assume, nor be liable for, any liabilities, obligations or debts of Seller of any type or nature ("Excluded Liabilities").

          (ii) Liabilities to be Assumed by Buyer. At the Closing, Buyer and Seller shall enter Assignment and Assumption Agreements, in form and substance reasonably satisfactory to Buyer (the "Assignment and Assumption Agreements"), pursuant to which Seller will assign to Buyer all of Seller's right, title and interest under the Assumed Contracts, and Buyer will accept such assignment and assume all of Seller's liabilities and obligations under the Assumed Contracts (other than on account of a breach by Seller), which accrue from and after the Closing Date (collectively, the "Assumed Contract Liabilities"). Any and all Liens existing in respect of the Purchased Assets pursuant to the Assumed Contracts (other than on account of any breach by Seller) (the "Permitted Encumbrances") shall be assumed by Buyer. Further, at the Closing, Seller and Buyer shall enter into Lease Assignment and Assumption Agreements, in form and substance reasonably satisfactory to Buyer (the "Lease Assignment and Assumption Agreements"), pursuant to which Seller will assign to Buyer all of Seller's right, title and interest under the Leases, and Buyer will accept such assignment and assume all of Seller's liabilities and obligations under the Leases (other than on account of any breach by Seller), which occur from and after the Closing Date (the "Assumed Lease Liabilities").

     1.2 Purchase Price. The aggregate consideration for the Purchased Assets shall be $462,352, of which $115,588 shall be a contingent earn-out as described below, plus the assumption of the Assumed Contract Liabilities and Assumed Lease Liabilities (the "Purchase Price"). At the Closing, in satisfaction of the Purchase Price: (i) Buyer shall deliver to Seller $231,176 in immediately available funds (the "Closing Payment"); (ii) Buyer shall make and deliver to Seller, Buyer's promissory note in substantially the form of Exhibit A attached hereto in the original principal amount of $115,588, which note shall not bear interest and shall be payable in a single payment of principal to be made on the first anniversary of the Closing and which will provide for the set-off of amounts for which Seller becomes liable to Buyer pursuant to Section 9.2 below on account of Seller's breach of this Agreement (the "Purchase Note"); (iii) Buyer shall make and deliver to Seller, Buyer's promissory note in substantially the form of Exhibit B attached hereto (the "Earn-out Note") in the original principal amount of $115, 588, which note shall not bear interest and shall be due and payable in full on or after January 30, 2003, if and only if, Buyer has made a cumulative profit, as more specifically provided in the Earn-Out Note; and (iv) Buyer shall execute and deliver to Seller the Assignment and Assumption Agreements and the Lease Assignment and Assumption Agreements.

     1.3 Records; Access Thereto. At the Closing, Seller will deliver to Buyer originals of the documents comprising the Records. From and after the Closing, Buyer shall provide Seller with access to the Records and permit Seller to make copies thereof at all reasonable times upon reasonable prior notice to Buyer in order to permit Seller to prepare its tax returns and financial statements or to investigate or defend any claims and for any other reasonable purposes. Seller shall be permitted to retain a copy of the Records.

     1.4 Allocation. The Purchase Price shall be allocated among the Purchased Assets as provided in Schedule 1.4. Each party hereto shall, to the extent permitted by applicable law, report the federal, state, local and other tax consequences of the purchase and sale of the Purchased Assets hereunder in a manner consistent with such price allocation and shall not take any position inconsistent therewith in connection with any return, refund, claim, litigation or otherwise.

     1.5 Proration. At the Closing, or as soon as practicable thereafter, the parties will prorate the following items based on the Closing being effective January 1, 2001, with appropriate payments being made between the parties: (i) amounts payable under the Assumed Contracts, (ii) personal property taxes in respect of the Purchased Assets and (iii) rent and other charges under the Leases for the Locations.

2.   TIME AND PLACE OF CLOSING.

     The closing (the "Closing") or the purchase and sale of the Purchased Assets pursuant to this Agreement shall take place at the offices of Mays & Valentine, L.L.P., 23/rd/ Floor, 1111 East Main Street, Richmond, Virginia on January 2, 2001 or such other time as may be mutually agreed upon by the parties and shall be effective as of January 1, 2001 (the "Closing Date").

3.   DELIVERIES AT CLOSING.

     At the Closing, the following deliveries shall be made:

     3.1 Seller and Shareholder Deliveries. Seller and Shareholder shall deliver to Buyer:

          (a) a bill of sale duly executed by Seller warranting and transferring to Buyer title to all of the Purchased Assets in accordance with the terms of this Agreement in form and substance reasonably satisfactory to Buyer;

          (b) counterparts of the Lease Assignment and Assumption Agreements duly executed by Seller and each of the pertinent landlords;

          (c) such other good and sufficient instruments of transfer as Buyer shall reasonably request in order to vest in Buyer good and marketable title to all of the Purchased Assets;

          (d) a certificate of the secretary of Seller certifying as of the Closing Date (i) the resolutions of the Shareholder and the Board of Directors of Seller authorizing the execution, delivery and performance by Seller of this Agreement and the other agreements and instruments referred to herein and (ii) the incumbency of the officers of Seller executing this Agreement and other documents or instruments delivered pursuant hereto; and

          (e) the certificates required by Sections 7.1(a) and (b).

3.2  Buyer and Bank Deliveries. Buyer and Bank shall deliver to Seller:

     (a)  the Closing Payment;

     (b)  the Purchase Price Note and the Earn-Out Note;

     (c) counterparts of the Lease Assignment and Assumption Agreements duly executed by Buyer and the pertinent landlords;

     (d) a certificate of the secretary of Buyer and secretary of Bank certifying as of the Closing Date (i) the resolutions of the Board of Directors of Buyer and Bank (as the sole shareholder of Buyer) authorizing the execution, delivery and performance by Buyer and Bank of this Agreement and the other agreements and instruments referred to herein and (ii) the incumbency of the officers of Buyer and Bank executing this Agreement and other documents or instruments delivered pursuant hereto; and

     (e)  the certificates required by Sections 7.2(a) and (b).

4.1  REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER.

     Seller and Shareholder, jointly and severally, represent and warrant to Buyer as follows:

     4.1 Organization; Authority. Seller is a corporation duly incorporated and validly existing and in good standing under the laws of the Commonwealth of Virginia and has the full corporate power and authority to execute and deliver this Agreement and the other agreements, documents and instruments required to be delivered by it at the Closing (collectively, the "Seller Transaction Documents") and to perform its obligations hereunder and thereunder. Shareholder has the capacity and authority to execute and deliver this Agreement and to perform his obligations hereunder.

     4.2 Due Authorization; Binding Agreement. The execution and delivery by each of Seller and Shareholder of this Agreement and each of the Seller Transaction Documents (to which it or he is a party), and the performance by Seller and the Shareholder of its or his obligations hereunder and thereunder, have been duly and validly authorized by all necessary action of Shareholder and the Board of Directors of Seller. This Agreement has been duly executed and delivered by Seller and Shareholder. This Agreement constitutes, and, when executed and delivered, each of the Seller Transaction Documents will constitute, the legal, valid and binding obligation of Seller and Shareholder, enforceable against it and him in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditor's rights generally and general principles of equity.

     4.3 Outstanding Shares. Shareholder owns all of the issued and outstanding securities of Seller.

     4.4 Absence of Conflicting Agreements. The execution and delivery of this Agreement and the Seller Transaction Documents by Seller and Shareholder, and the performance by Seller and Shareholder of their respective terms, do not and will not, with or without the giving of notice, lapse of time or both conflict with, or constitute a breach of or a default under, or violate or give to any third party any rights under:

          (a) any law, statute, rule, regulation, judgment, order, writ, injunction, decree or ruling of any court or government authority (collectively, "Laws") applicable to Seller or Shareholder, or by which Seller or Shareholder or any properties of Seller or Shareholder are bound;

          (b) the articles of incorporation or by-laws, in each case as amended to date, of Seller; or

          (c) any instrument, document or agreement, including but not limited to any Assumed Contract, applicable to Seller or Shareholder or by which Seller or Shareholder or any of the properties of Seller or Shareholder are bound.

     4.5 Consents and Approvals. Except for the consents and approvals listed on Schedule 4.5, no consent, waiver, approval, license or authorization of, or filing, registration or qualification with, or notice to, any governmental authority or any other person or entity is required to be made, obtained or given by in connection with the execution, delivery and performance by Seller or Shareholder of this Agreement or any of the Seller Transaction Documents.

     4.6 Compliance with Laws. Seller has operated the Business in compliance in all material respects with all Laws, and Seller has not received any claim or notice that the Business is not in compliance with any Laws.

     4.7 Permits. Schedule 4.7 sets forth a true, correct and complete list of all Permits, which are necessary for Seller to conduct the Business as now conducted. Seller has operated the Business in compliance in all material respects with such Permits, and Seller has not received any notice of any claim of default or violation relating to any such Permit. Seller has not been granted any exceptions to any requirements of any Permits.

     4.8 Judgments and Litigation. There are no, and there have not been any, claims, actions, suits, proceedings (arbitration or otherwise) pending or, to the knowledge of Shareholder or Seller, threatened, involving or affecting the Seller, the Business or the Purchased Assets before or by any court or involving or affecting the covenants and agreements made by a party in this Agreement or in any schedule, certificate, document or list delivered by any such party pursuant hereto.

     4.9 Financial Statements. Schedule 4.9 contains the audited financial statements of Seller as of and for the years ended December 31, 1997, 1998 and 1999 and the unaudited financial statements of Seller as of and for the 11 month period ended November 30, 2000 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied during such periods and present fairly the financial position of the Seller and the results of its operations and cash flows at the dates and for the periods covered thereby.

     4.10 Taxes. Seller has filed all tax returns, reports and declarations in connection with any foreign, federal, state or local tax required to be filed by it, and Seller has paid all taxes and assessments due and payable by it.

     4.11 Absence of Certain Changes. From December 31, 1999 to the date of this Agreement, the Business has been conducted only in the usual and ordinary course consistent with past practice, there has not been an adverse change in the Business, and, except as disclosed in Schedule 4.11 Seller has not (a) sold, assigned, leased, transferred, mortgaged, pledged or permitted any Lien to be imposed on any assets of Seller; or (b) suffered any casualty, damage, destruction or loss, whether or not covered by insurance, or suffered any repeated, recurring or prolonged shortages, cessation or interruption of the Business.

     4.12 Contracts. Schedule 4.12 contains a copy and a list as of the date hereof of all contracts, leases, commitments or other agreements relating to the Seller or the Business to which Seller or Shareholder is a party (collectively, the "Contracts"). Except as disclosed in Schedule 4.12, neither Seller or Shareholder nor any other party to a Contract is in default under any of the Contracts, and the Contracts are enforceable in accordance with their respective terms. The Assumed Contracts are all of the Contracts that are material to the Seller and operation of the Business, as presently conducted by Seller.

     4.13 Title to and Condition of Assets, Properties, etc. Seller has a good and marketable title to all of the Purchased Assets, free and clear of any and all Liens, other than Permitted Encumbrances, and, upon Closing, such title will be transferred to Buyer. Fixtures, equipment and machinery included in the Purchased Assets are in good working order. The Purchased Assets comprise all of the tangible and intangible personal property assets of Seller that are used in or necessary to operation of the Business as presently conducted by the Seller, except for the Excluded Assets.

     4.14 Employees. Schedule 4.14 sets forth a true, correct and complete list of the name, position and current annual rate of compensation (including bonuses and commissions) paid or payable by Seller to each of its employees or independent contractors. Except as disclosed on Schedule 4.14, there are no contracts relating to the employment or severance of any such employee or independent contractor. No amount is owing to any employee or an independent contractor of Seller with respect to bonus or incentive awards, if any, for services rendered to Seller or otherwise.

     4.15 Real Property. Seller does not own and has never owned any real property. Seller does not have and is not subject to liability on account of violation by Seller of any Laws in respect of the environment or environmental conditions.

     4.16 Brokers. No person or entity acting on behalf of Seller or any of its affiliates or under the authority of any of the foregoing is or will be entitled to, any brokers', advisors' or finders' fee or any other commission or similar fee, directly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

     4.17 Disclosure. No representation or warranty by Seller or Shareholder contained in this Agreement or any document delivered by Seller or Shareholder to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement or material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading.

5.   REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer and Bank, jointly and severally, represent and warrant to Seller as follows:

     5.1 Organization; Authority. Buyer is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Virginia and has the corporate power and authority to execute and deliver this Agreement and the other agreements, documents and instruments required to be delivered by it at the Closing (collectively, the "Buyer Transaction Documents") and to perform its obligations hereunder and thereunder. Bank is a national banking association existing under the laws of the [United States] and has the corporate power and authority to execute, deliver and perform its obligations hereunder.

     5.2 Due Authorization; Binding Agreement. The execution and delivery by each of Buyer and Bank of each of this Agreement and the Buyer Transaction Documents to which it is a party, and the performance by Buyer and Bank of their respective obligations hereunder and thereunder have been duly and validly authorized by all necessary action of the Board of Directors of Buyer and the Board of Directors of Bank (as sole shareholder of Buyer). This Agreement has been duly executed and delivered by Buyer and Bank. This Agreement constitutes, and, when executed and delivered, each of the Buyer Transaction Documents will constitute, the legal, valid and binding obligation of Buyer and Bank, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditor's rights generally and general principles of equity.

     5.3 Absence of Conflicting Agreements. The execution and delivery of the Buyer Transaction Documents by Buyer and Bank, and the performance by Buyer and Bank of their respective terms, do not and will not, with or without the giving of notice or lapse of time or both conflict with, or constitute a breach of or a default under, or violate or give to any third party any rights under:

          (a) any Law applicable to Buyer or Bank or by which Buyer or Bank are bound;

          (b) the articles of incorporation of Buyer, the charter of Bank or the bylaws of Buyer or Bank, each as amended to date, or

          (c)  any contractual commitment of Buyer or Bank.

     5.4 Consents and Approvals. No consent, waiver, approval, license or authorization of, or filing, registration or qualification with, or notice to, any governmental authority or any other person or entity is required to be made, obtained or given by in connection with the execution, delivery and performance by Buyer or Bank of this Agreement or any of the Buyer Transaction Documents.

     5.5 Brokers. No person or entity acting on behalf of Buyer or Bank or any of its affiliates or under the authority of any of the foregoing is or will be, entitled to any broker's, advisor's or finder's fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

6.   OTHER AGREEMENTS

     6.1 Employee Matters. As of the Closing Date, Seller shall terminate the employment of all employees of Seller and the engagement of all independent contractors of Seller. Buyer may, but shall not be obligated to, offer employment to all employees of Seller and engagement to all independent contractors on such terms and conditions as Buyer and each such employee or independent contractor shall agree; provided that nothing herein shall confer upon any such employee or independent contractor any right to employment or engagement or continued employment or engagement for any specified period or the payment of any benefit of any nature or kind whatsoever under or by reason of this Agreement.

7.   CONDITIONS TO OBLIGATIONS OF PARTIES TO CLOSE:

     7.1 Conditions to Buyer's Obligations to Close. The obligations of Buyer and Bank under this Agreement, including the obligation to purchase the Purchased Assets and the obligation to pay the Purchase Price, are conditioned, subject to the written waiver by Buyer, upon the following:

          (a) All representations and warranties of Seller and Shareholder contained in this Agreement and in any certificate, exhibit, schedule or other document delivered pursuant to this Agreement shall be true and correct in all respects as of the date when made and as of Closing, and Buyer shall have received a certificate dated as of Closing signed by Shareholder and the President of Seller to such effect;

          (b) Seller and Shareholder shall have performed and complied in all material respects with all covenants, agreements, terms and conditions contained in and/or required by this Agreement to be performed or complied with by Seller or Shareholder on or before Closing including the document deliveries under
Section 3.1 above; Seller and Shareholder shall be in compliance in all material respects with all other covenants, agreements, terms and conditions contained in and required by this Agreement, and Buyer shall have received a certificate dated as of Closing signed by Shareholder and the President of Seller to such effect;

          (c) The Purchased Assets shall be conveyed and transferred to Buyer at Closing free and clear of all Liens other than the Permitted Encumbrances;

          (d) Buyer and Shareholder shall have entered into and delivered an Employment Agreement, substantially in the form of Exhibit C attached hereto (the "Mayhew Employment Agreement");

          (e) Buyer shall have obtained all permits, approvals, consents and licenses necessary to the operation of the Business by Buyer;

          (f) There shall have occurred no material adverse change in the business, financial conditions and operations of the Seller or with respect to the Purchased Assets as shown on Seller's audited financial statements dated December 31, 1999, and the Seller's most recent federal income tax return;

          (g)  Closing shall have occurred on or before January 15, 2001.

     7.2 Conditions to Obligations of Seller. The obligations of Seller and Shareholder under this Agreement, including the obligation to sell and transfer the Assets are conditioned, subject to the written waiver by Seller, upon the following:

          (a) All representations and warranties of Buyer and Bank contained in this Agreement and in any certificate, exhibit, schedule or other document delivered pursuant to this Agreement shall be true and correct in all respects as of the date when made and as of Closing, and Seller shall have received a certificate dated as of closing signed by the Chairman of Buyer and the Chairman of Bank to such effect;

          (b) Buyer and Bank shall have performed and complied in all material respects with all covenants, agreements, terms and conditions contained in and required by this Agreement to be performed or complied with by Buyer or Bank on or before the Closing including the document deliveries under Section 3.2 above; Buyer and Bank shall be in compliance in all material respects with all other covenants, agreements, terms and conditions contained in and required by this Agreement, and Seller shall have received a certificate dated as of Closing signed by the Chairman of Buyer and the Chairman of Bank to such effect;

          (c)  Buyer shall have entered into the Mayhew Employment Agreement;
and

          (d)  Closing shall have occurred on or before January 15, 2001.

8.   POST-CLOSING AGREEMENTS.

     8.1 Remittance of Payments. From and after the Closing, Buyer shall promptly remit to Seller, in the form received, any payments which Buyer may receive in respect of Accounts Receivable.

     8.2 Change of Corporate Name. No more than five business days after the Closing, Seller shall undertake all necessary corporate actions, including making appropriate filings with the Virginia State Corporation Commission, in order to effect a change of the corporate name of Seller to "Old MSM, Inc." and shall notify Buyer in writing of the effective date of such change of corporate name.

     8.3 Line of Credit. On or prior to the Closing Date, the Bank shall establish a line of credit upon which Buyer may draw in the discretion of the President of Buyer up to a maximum outstanding at any time not to exceed $200,000 (the "Line of Credit"). Amounts outstanding from time to time under the Line of Credit shall bear interest at the rate of 9.5% per annum, and payments of interest only shall be made quarterly. The term of the Line of Credit shall expire on the third anniversary of the Closing Date, at which time all amounts outstanding under the Line of Credit shall be due and payable.

9.   INDEMNIFICATION.

     9.1 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants set forth in this Agreement shall survive the Closing for a period of three years, except that the representations, warranties and covenants of Seller and Shareholder set forth in the first sentence of Section 4.13 shall survive forever, and the representations, warranties and covenants of Seller and Shareholder set forth in
Section 4.10 shall survive until the date which is 90 days after the end of all statutes of limitations pertaining thereto.

     9.2 Indemnification by Seller and Shareholder. Seller and Shareholder shall, jointly and severally, indemnify and hold harmless Buyer and its affiliates, successors and assigns (and their respective members, managers, directors, shareholders, officers, employees and agents) (collectively, "Buyer Indemnified Parties") against and in respect of any and all demands, actions or causes of action, assessments, losses, costs, expenses, claims, damages, obligations or liabilities (including, without limitation, interest, penalties, court costs, expenses and reasonable attorneys' fees (collectively, "Damages") which any Buyer Indemnified Party may suffer, incur or become subject to arising out of, based upon or otherwise in respect of:

          (a) any breach of any representation or warranty of Seller or Shareholder made in this Agreement or any Seller Transaction Document;

          (b) any breach of any covenant or obligation of Seller or Shareholder contained in this Agreement or any Seller Transaction Document;

          (c)  the Excluded Liabilities;

          (d)  Seller's operations prior to the Closing Date; and

          (e)  Excluded Assets.

     9.3 Indemnification by Buyer. Buyer and Bank shall, jointly and severally, indemnify and hold harmless Seller and its affiliates, successors and assigns (and their respective members, managers, directors, shareholders, officers, employees and agents) and Shareholder (collectively, "Seller Indemnified Parties") against and in respect of any and all Damages which Seller Indemnified Party may suffer, incur or become subject to arising out of, based upon or otherwise in respect of:

          (a) any breach of any representation or warranty of Buyer or Bank made in this Agreement or any Buyer Transaction Document;

          (b) any breach of any covenant or obligation of Buyer or Bank contained in this Agreement or any Buyer Transaction Document,

          (c)  the Assumed Contract Liabilities;

          (d)  the Assumed Lease Liabilities, and

          (e) all debts, obligations and liabilities resulting from or arising in connection with Buyer's use or ownership of the Purchased Assets or Buyer's conduct of the Business, after the Closing.

     9.4  Procedures Relating to Indemnification.

          (a) If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder, the party claiming such indemnification shall give written notice (a "Claim Notice") to the indemnifying party (the "Indemnifying Party") as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article 9; provided, however, that delay in providing a Claim Notice shall not affect the indemnification provided hereunder to the extent that the Indemnifying Party shall not have been prejudiced as a result of such delay.

          (b) In the case of a Claim involving the assertion of a claim by a third party (a "Third Party Claim"), (A) the Indemnifying Party shall be entitled, if it so elects, at its own cost, risk and expense, (1) to take control of the defense and investigation of such Third-Party Claim and (2) to pursue the defense thereof by appropriate actions or proceedings, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, and (B) the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only (i) with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, (ii) if the Indemnified Party is released from such claim and (iii) the Indemnified Party does not have to contribute any funds to the compromise or settlement. In the event the Indemnifying Party elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this Section 9.4(b), the Indemnified Party may, at its own cost and expense, participate in the investigation trial and defense of such Third-Party Claim. If the Indemnifying Party fails to assume the defense of such Third-Party Claim in accordance with this Section 9.4 within 30 calendar days after receipt of the Claim Notice, the Indemnified Party against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the Indemnifying Party; provided that such Third-Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 9.4 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Party from and against any and all Damages by reason of such settlement or judgment.

10.  MISCELLANEOUS.

     10.1 Costs and Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

     10.2 Binding Effect. This Agreement shall be binding upon the parties and the respective heirs, legal representatives, successors, and permitted assigns of the parties hereto.

     10.3 Effect and Construction of this Agreement. This Agreement and the exhibits and schedules hereto embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for therein. The captions are for convenience only and do not control or affect the meaning or construction of the provisions of this Agreement. Wherever the context may require, any pronouns used herein shall be deemed also to refer to the corresponding singular, plural, masculine, feminine or neuter form.

     10.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which counterparts together shall be deemed to be one and the same instrument.

     10.5 Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

     10.6 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to be properly given if transmitted by messenger, overnight courier service or first class certified mail (return receipt requested), in each case postage or other charges prepaid, addressed to the other party at the address shown below. Any party may change such address by notice given in such manner. All notices shall be effective (i) if sent by messenger or overnight courier service, when delivered (or upon refusal of delivery) and (ii) if sent by mail, three (3) days after posting.

          If to Seller or Shareholder, to;

          Main Street Mortgage and Investment Corporation
          Suite B
          9030 Three Chopt Road
          Richmond, VA  23229
          Attention:  Richard W. Mayhew
          Facsimile:  804-282-7698

          with a copy to:

          Hirschler, Fleischer, Weinberg, Cox & Allen
          701 East Byrd Street
          Richmond, VA  23219
          Attention: Barry A. Hackney, Esquire
          Facsimile: 804-644-0957

          If to Buyer or Bank, to:

          MSM Acquisition Co.
          c/o Bank of Powhatan, N.A.
          2320 Anderson Highway
          Powhatan, VA  23139
          Attention:  William C. Wiley
          Facsimile: 804-598-1122

          with a copy to:

          Mays & Valentine, L.L.P.
          1111 East Main Street
          Richmond, VA  23219
          Attention:  Thomas A. Grant, Esquire
          Facsimile:  804-697-1339

     10.7 Amendment, Waiver, Discharge, Etc. This Agreement may not be released, amended, changed or modified in any manner, except by an instrument in writing signed by or on behalf of each of the parties hereto by their duly authorized officers or representatives. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     10.8 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

     10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to that jurisdiction's conflict of law provisions.

          IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the date first above written.

                         MAIN STREET MORTGAGE AND INVESTMENT CORPORATION



                         By:____________________________________________
                                    Richard W. Mayhew, President



                         _______________________________________________
                                    RICHARD W. MAYHEW



                         MSM ACQUISITION CO.



                         By:____________________________________________
                                    William C. Wiley, President



                         BANK OF POWHATAN, N.A.



                         By:____________________________________________
                                   William C. Wiley, Chairman

                              SCHEDULE 1.1(a)(i)
                              ------------------

                       Depreciation List - See attached
                   F F & E Purchases in 2000 - See attached

                              SCHEDULE 1.1(a)(iv)
                              -------------------

                           Assumed Contracts - None

                              SCHEDULE 1.1(a)(v)
                              ------------------

                                Permits - None

                             SCHEDULE 1.1(b)(iii)
                             --------------------

                         Notes Receivable as follows:

Draw Accounts of Paul H. Dardis, Richard W. Mayhew, Richard L. McDonough and Myer Waxler

                                 SCHEDULE 1.4
                                 ------------


                                  Allocation


Furniture, fixtures, equipment,
machinery, supplies, inventories and
other tangible personal property                  $  40,000.00

All intangible personal property and
good will (the "Goodwill")                        $ 422,352.00
                                                  ------------


                                                  $ 462,352.00 /1/



_________________

     /1/  To the extent that part or all of the principal due under the Earn-Out
Note is not paid, the allocation to Goodwill shall be reduced dollar for dollar equal to the note amount not paid.

                                 SCHEDULE 4.5
                                 ------------

                         Consents and Approvals - None

                                 SCHEDULE 4.7
                                 ------------

                                    Permits


Bureau of Financial Institutions of the Virginia State Corporation Commission (No. MB-851)

                                 SCHEDULE 4.9
                                 ------------

                       See attached financial statements

                                 SCHEDULE 4.11
                                 -------------

                       Absence of Certain Changes - None

                                 SCHEDULE 4.12
                                 -------------

                                   Contracts


1. Lease Agreement dated July 19,2000 by and between George A. Oley, III, as Landlord and Main Street Mortgage and Investment Corporation, as Tenant, for space known as 9030 Three Chopt Road, Suite B, Richmond, Virginia

2. Lease Agreement dated September 15, 1999, by and between Langhorne Road Investors, L.L.C., as Lessor, and Main Street Mortgage and Investment Corporation, as Lessee, for space known as 2095 Langhorne Road, Lynchburg, Virginia


3. Line of Credit with Commerce Bank of Virginia in the original outstanding principal balance of $25,000

                                 SCHEDULE 4.14
                                 -------------

                           Employees - See attached

                                                                    Exhibit 10.3


                             EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT, made as of January 1, 2001, by and between RICHARD W. MAYHEW (the "Employee") and MSM ACQUISITION CO., a Virginia corporation (the "Company"), provides:

     In consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee and the Company agree as follows:



1.   EMPLOYMENT.

     The Company hereby employs the Employee, and the Employee hereby accepts such employment, to serve as President and Chief Executive Officer of the Company, upon and subject to the terms and conditions hereafter set forth.


2.   TERM OF EMPLOYMENT.

     The initial term of this Agreement and of the Employee's employment by the Company shall be for the period beginning on the date hereof and ending on December 31, 2005, unless sooner terminated in the manner herein provided. At the expiration of such initial term, this Agreement shall automatically renew from year to year unless terminated by either party hereto by written notice at least sixty (60) days before the end of such initial term or of any renewal term hereof.


3.   DUTIES.

     The Employee shall perform to the very best of his ability and in the best interests of the Company all executive, managerial and other duties that are (i) mandated for the office of President and/or Chief Executive Officer pursuant to the bylaws of the Company as in force and effect from time to time, (ii) assigned to him by the Board of Directors of the Company or (iii) as assigned to him by the Chairman of the Bank of Powhatan, N.A. ("Bank"). The Employee shall perform his duties hereunder on a full time and exclusive basis.

4.   COMPENSATION.

     4.1. The Company shall pay a salary to the Employee at the annual rate of $120,000. At any time during the term of this Agreement, the Company and the Employee may mutually agree to modify the aforementioned annual salary rates. The Company during the term of the Employee's employment, shall pay to the Employee his salary in installments on the first and fifteenth days of each month or at such other intervals as the Company and the Employee shall mutually agree, from which shall be withheld federal and state income taxes, social security taxes and such other amounts as may be required to be withheld under applicable law.

     4.2  Bonus.    (a)(i)  As used in this Agreement, the term "Determination
Year" shall mean each fiscal year of the Company ending December 31, starting December 31, 2001 and ending prior to the Termination Date (as defined in Section 7 below), [Reference Column 1 on Schedule A (defined below)].

          (ii) As used in this Agreement, the term "Annual Profit" shall mean the "net income or loss" of the Company for each Determination Year after provision for state and federal and state income taxes. For the purposes of determining Annual Profit: (A) the Company shall be considered an independent entity, which files separate and not consolidated income tax returns for each Determination Year; (B) the "net income or loss" of the Company shall be reduced by (1) the total amount of interest accrued for each Determination Year under that certain line of credit note, a copy of which is attached hereto as Exhibit 1, with an aggregate borrowing limit of $200,000 established by the Bank on the date of this Agreement for the benefit of the Company, whether paid or unpaid, to the extent not already taken into account in calculating such "net income or loss;" and (2) any payments made by the Bank to the Company for services rendered or products sold to the Bank by the Company, which are not fees for the providing of mortgage broker services by the Company; and (C) the "net income or loss" of the Company shall be net of all expenses, including commissions and all costs of sales. [Reference Column 2 on Schedule A].

          (iii) As used in this Agreement, the term "Unadjusted Cumulative Investment" shall mean an amount equal to the sum of all actual cash contributions to the capital of the Company made by the Bank at any time prior to the end of a given Determination Year, without any offsets. The principal of any loans (as evidenced by an executed promissory note) made by the Bank to the Company, together with any interest accrued therewith, shall not be considered cash contributions to the capital of the Company. [Reference Column 3 on Schedule A].

          (iv) As used in this Agreement, the term "Adjusted Required Investment Return as of the End of Such Given Determination Year Before AIR Calculation" shall mean an amount calculated by multiplying (A) the difference between the sum of the actual cash contributions to the capital of the Company by the Bank, calculated on a weighted average basis, at any time prior to the end of a given

Determination Year and the sum of the Actual Investment Returns calculated for all periods ending prior to the given Determination Year against, (B) an annual rate of return on a compounded basis of ten percent (10%). Such calculation for actual cash contributions shall commence as of January 1, 2001 and be made up to and including the end of each Determination Year. Such calculation shall be adjusted to account for capital contributions that have not been made for an entire year. [Reference Column 4 on Schedule A].

          (v) As used in this Agreement, the term "Adjusted Required Investment Return as of the End of Such Given Determination Year After AIR Calculation" shall mean an amount calculated by multiplying (A) the difference between the sum of the actual cash contributions to the capital of the Company by the Bank, calculated on a weighted average basis, at any time prior to the end of a given Determination Year and the sum of the Actual Investment Returns calculated for all periods ending prior to and including such given Determination Year against, (B) an annual rate of return on a compounded basis of ten percent (10%). Such calculation for actual cash contributions shall commence as of January 1, 2001 and be made up to and including the end of each Determination Year. Such calculation shall be adjusted to account for capital contributions that have not been made for an entire year. [Reference Column 8 on Schedule A].

          (vi) As used in this Agreement, the term "Actual Investment Return" shall mean an amount equal to eighty percent (80%) of the Excess Return (as defined below). [Reference Column 6 on Schedule A].

          (vii) As used in this Agreement, the term "Excess Return" shall mean the positive amount by which (A) the positive Annual Profit (that is, the Annual Profit must be a positive number) for a given Determination Year exceeds (B) the sum of (1) any cumulative negative Annual Profit for Determination Years consecutively and immediately preceding the current Determination Year (if any) and (2) the Adjusted Required Investment Return as of the End of Such Given Determination Year Before AIR Calculation (if any). [Reference Columns 5 and 6 on Schedule A].

     (b) For any Determination Year as to which the Annual Profit is greater than $0, the Employee shall be entitled to a bonus of twenty percent (20%) times the Excess Return (if any) for such Determination Year. For any Determination Year as to which the Annual Profit is $0 or less (negative), the Employee shall not be entitled to a bonus.

     (c) Within sixty (60) days after the end of each Determination Year, the Company shall deliver a writing to the Employee describing in reasonable detail the amount of bonus, if any, calculated for purposes of this Section 4.2.

     (d) The amount of bonus will be calculated by the regularly engaged independent certified public accountants of the Bank (the "Accountants") in a manner consistent with generally accepted accounting principles. Each bonus calculation made by the Accountants shall be final and binding on the Company and the Employee, except if the Accountants act in bad faith. If a bonus is payable for a given Determination Year, the Company shall make payment thereof to the Employee not later than ninety (90) days after the end of such given Determination Year.

     (e) For purposes only of giving an example as to the bonus calculation, Schedule A is attached hereto and incorporated by reference herein and uses hypothetical factors. Using Schedule A as a reference, the procedural steps to calculate the Employee's bonus are: (i) first, determine the given Determination Year [see Column 1 on Schedule A]; (ii) second, determine the Annual Profit for such given Determination Year [see Column 2]; (iii) third, determine the Adjusted Required Investment Return as of the end of such given Determination Year before AIR calculation [see Column 4 - for each given Determination Year, this column is effected by the results of Column 8 after the calculation of the bonus for the immediately preceding Determination Year]; (iv) fourth, determine the Bonus Calculation and Amount for such given Determination Year [see Column 5, which uses the factors of Column 2 and 4]and which is the amount payable to the Employee under Section 4.2 as his bonus; (v) fifth, calculate the Actual Investment Return as of the end of such given Determination Year [see Column 6, which uses the factors of Columns 2 and 4]; (vi) sixth, determine the Adjusted Required Investment Return as of the end of such given Determination Year after AIR calculation [see Column 7, which looks back at Column 6 to determine if there is sufficient Annual Profit for the given Determination Year (see Column
2) to cover the Adjusted Required Investment Return as of the end of such given Determination Year before AIR calculation (see Column 4); (vii) seventh, determine the Adjusted Cumulative Investment as of the end of such given Determination Year after AIR calculation [see Column 8 which uses the factor of Column 8 for the immediately preceding Determination Year plus the amount of any new capital contributions made during the current Determination Year and then deducts the amount of the Actual Investment Return as of the end of such given Determination Year (see Column 6)]; and then, repeat the process for the next Determination Year.

5.   VACATION LEAVE.

     During the term of this Agreement, the Employee shall be entitled to twenty
(20) business days of vacation each year, without loss of pay, provided, however, the Board of Directors of the Company may allow such additional vacation as it deems reasonable. Such vacation shall be non-cumulative in that unused vacation may not be carried over to a subsequent year.

6.   INSURANCE, EXPENSES AND BENEFITS.

     6.1 Generally, During the term of the Employee's employment, Employee shall receive and be entitled to participate in all benefits offered to executive employees of the Company, the Bank and any bank holding company that becomes affiliated with the Bank (the "Holding Company"). Notwithstanding the foregoing, at all times, during the term of this Agreement, the Company, at its sole expense, shall provide to the Employee (a) a hospitalization policy covering the Employee and his spouse and (b) a disability policy covering the Employee.

     6.2 The Company shall reimburse the Employee for all reasonable travel, entertainment and similar expenses incurred in the promotion of the Company's business upon presentation by such Employee from time to time of written itemized accounts and vouchers for such expenditures, provided, however, that such expenditures would not cause the Company to exceed the amount budgeted for such expenses for all employees of the Company as such figure appears in the Company's annual budget approved by the Company's Board of Directors.

7.   TERMINATION OF EMPLOYMENT.

     7.1. Upon the occurrence of any of the following events and the expiration of the period, if any, indicated (the "Termination Date"), this Agreement and the Employee's employment hereunder shall terminate:

          (a)  Immediately upon the death of the Employee.

          (b) Immediately upon the delivery by the Company to the Employee of written notice of termination of his employment by reason of (i) his gross incompetence, gross negligence, misconduct in office or breach of a fiduciary duty to the Company, the Bank or Holding Company, (ii) breach of any of the terms of this Agreement including the failure to perform his duties and responsibilities hereunder, (iii) his dishonesty with respect to the Company, the Bank or the Holding Company, (iv) his conviction of a felony or crime of moral turpitude, embezzlement or fraud or (v) any conduct by Employee that jeopardizes the normal operation of the Bank or Holding Company (collectively, "Cause").

          (c) On the day that the term of this Agreement or any renewal thereof expires in the event that proper notice is given pursuant to Section 2 above.

          (d) On the date which is thirty days after the Company provides written notice to the Employee that the Employee's employment has been terminated for reasons other than "Cause" or for no reason whatsoever.

     7.2. (a)  Upon such termination of this Agreement pursuant to any of
Section 7.1(a), (b) or (c), the Company shall have no further obligations to the Employee (including, but not limited to, under Sections 4, 5 and 6 above) except for the payment of the Employee's accrued and unpaid salary as of the Termination Date.

          (b) Upon termination of this Agreement pursuant to Section 7.1(d), the Company shall have no further obligation to the Employee (including, but not limited to, under Sections 4, 5 and 6 above) except for the payment to the Employee of an amount equal to the sum of all accrued and unpaid salary as of Termination Date and $60,000.


8. CONFIDENTIAL INFORMATION. As consideration for and to induce the employment of the Employee by the Company, the Employee hereby covenants and agrees that:

          (a) All information relating to or used in the business and operation of the Company (including but not limited to billings, identities of accounts, customers and prospects, mortgage product development information, computer and computer software design information), whether prepared, compiled, developed, or obtained by the Employee or by other employees or the Company, prior to or during the term of the employment of the Employee, are and shall be confidential information and/or the trade secrets and the exclusive property of the Company.

          (b) All data and information relating to the businesses and operations of customers of the Company, whether prepared, compiled, developed, or obtained by the Employee or by other employees or the Company or by customers of the Company prior to or during the term of the employment of the Employee, are and shall be confidential information and the exclusive property of the Company or its customers, or both.

          (c) All records of and materials relating to trade secrets of the Company and to confidential information which are the property of the Company or its customers, or both, whether in written form or in a form produced or stored by any electrical or mechanical means or process (including, but not limited to, drawings, diagrams, work notes, cards, tapes, diskettes, run books, studies, reports and correspondence), whether prepared, compiled or obtained by the Employee or by other employees of the Company or by the customers of the Company prior to or during the term of the employment of the Employee, shall be the exclusive property of the Company or its customers, or both.

          (d) Except in the regular course of his employment by the Company or as the Company may expressly authorize or direct in writing, and in both cases, for the sole benefit of the Company, the Employee shall not, during or after the term of his employment, copy, reproduce, disclose or divulge to others, use or permit others to use any trade secrets of the Company or any confidential information which is the property of the Company or its customers, or any records of or materials relating to any such trade secrets or confidential information. The Employee further covenants and agrees that during the term of his employment he shall not remove from the custody and control of the Company any records or any materials relating to such trade secrets and confidential information and that upon the termination of his employment he shall deliver all such material to the Company. Notwithstanding anything to the contrary, the Employee shall not be deemed in violation of this Section 8(d) if he is required to testify or produce documents pursuant to any court order, notice of deposition or subpoena related to any litigation or governmental proceeding or investigation provided that the Employee has given the Company reasonable prior written notice of such testimony or document production so that the Company may take such action as it desires to protect its trade secrets and confidential information.

9.   COVENANT NOT TO COMPETE.

     As consideration for and to induce the employment of the Employee by the Company, the Employee hereby covenants and agrees that:

          (a) During the term of this Agreement and for the period from the date of termination or expiration hereof until December 31, 2005, the Employee will not (i) directly or indirectly provide mortgage broker services to persons or entities domiciled in the Commonwealth of Virginia and/or (ii) directly or indirectly, manage, or operate, or participate in the management or operation, or serve as an employee, agent, or representative of, any corporation, association, partnership, proprietorship or other business entity that (A) provides mortgage broker services to persons or entities domiciled in the Commonwealth of Virginia and (B) employs or uses the Employee in any capacity directly or indirectly related to the providing of mortgage broker services to persons or entities domiciled in the Commonwealth of Virginia..

          (b) Nothing herein prohibits the Employee from engaging in any activity which cannot reasonably be construed to be competitive with the Company.

          (c) Each of the prohibited aspects of conduct under Section 9(a) above shall be deemed independent covenants and separately enforceable.

10.  RESERVED.

11.  SPECIAL REMEDIES.

     The Employee hereby covenants and agrees that:

          (a) A remedy at law for any breach or threatened breach by him of Sections 8 and 9 above will be inadequate by its nature because the duties which he renders to the Company as an employee are of a special, unique and extraordinary character. Accordingly, if the Employee violates any of the provisions of Sections 8 and 9 above, the Company shall be entitled to injunctive and other appropriate remedies otherwise available to it at law or in equity.

          (b) The geographical area, activity and time period restrictions imposed upon him in Sections 9 above, as the case may be, are fair and reasonably required for the protection of the Company. However, if a court of competent jurisdiction shall refuse to enforce all of the separate covenants of the aforementioned Sections, then such unenforceable covenants shall be separated from the provisions hereof to the extent necessary to permit the remaining covenants to be enforced. In the event that a court of competent jurisdiction determines that the geographical area, activity or time period restrictions exceed whatever standards which the court deems enforceable, then such restrictions shall be reformed by such court and be applicable for such lesser geographical area, activity or time period. The parties agree to be bound by such judicial modification with the same force and effect as if such modification were contained in the covenants in the first issuance of this Agreement.

          (c) If (i) the Company initiates a lawsuit or proceeding to enforce the provisions of any of Sections 8, 9 and/or 11 and (ii) the Company substantially prevails in such lawsuit or proceeding, then, the Employee shall reimburse the Company for its court costs and reasonable attorneys' fees incurred in connection therewith promptly upon request by the Company to the Employee.

12.  SURVIVAL.

     The agreements and covenants made by the Employee in and the obligations of the Employee under separate sub-sections of Sections 8 and 9 and under Section 11 above shall survive the expiration of this Agreement and the termination of the employment of the Employee hereunder. Each such agreement and covenant by the Employee shall be construed as a covenant and agreement independent of any other provisions herein, and the existence of any claim or cause of action by the Employee against the Company shall not constitute a defense to the enforcement of provisions of any such covenant or agreement.

13.  ASSIGNMENT.

     The Employee acknowledges that this Agreement is personal services contract. Accordingly, this Agreement may not be assigned by the Employee, without the prior written consent of the Company.


14.  NOTICES.

     All notices, consents, and other communications to, upon, and between the respective parties hereto shall be in writing and shall be deemed to have been given, delivered, or made when sent or mailed by registered or certified mail, postage prepaid, and return receipt requested and addressed to the Company at its principal office in Richmond, Virginia, and to the Employee at his residence as shown upon the employment records of the Company.


15.  MODIFICATION.

     No provision of this Agreement, including any provision of this Section, may be modified, deleted or amended in any manner except by an agreement in writing executed by the parties hereto.


16.  BENEFIT.

     All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and its successors and assigns and by the Employee and his personal representatives.


17.  SEVERABILITY.

     In the event that any part of this Agreement shall be held to be unenforceable or invalid, the remaining parts shall nevertheless continue to be valid and enforceable as though the unenforceable or invalid portions were not a part hereof.


18.  CONSTRUCTION.

     This Agreement is executed and delivered in the Commonwealth of Virginia, without reference to that jurisdiction's conflict of law provisions. This Agreement supercedes all other agreements, whether oral or written, between the Employee and the Company, or any of its affiliated or parent companies, with respect to the terms of Employee's employment by the Company or any of its affiliated or parent companies. All such prior agreements are null and void.


19.  HEADINGS.

     The headings provided herein are for convenience only and shall not affect the interpretation of this Agreement.


20.  COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                    MSM ACQUISITION CO.,
                         a Virginia corporation



                    By: ______________________________
                        William C. Wiley, Director



                    __________________________________
                    Richard W. Mayhew

                                  SCHEDULE A

          (1)                         (2)              (3)          (4)                   (5)               (6)          (7)
-------------------------------------------------------------------------------------------------------------------------------
                                                                 Unadjusted         Adjusted Required
                                                                 Cumulative        Investment Return as
                                                              Investment as of     of End of Such Given     Bonus Calculation
        Date of End of a          Annual Profit for             End of Such         Determination Year     and Amount for Such
              Given                   Such Given                   Given                Before AIR         Given Determination
          Determination             Determination              Determination         Calculation /1/              Year
              Year                       Year                     Year /1/
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
             12/31/01                  -75,000                      230,000           10% x 230,000 =          No Bonus
                                                                                          23,000
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
             12/31/02                  225,000                230,000 + 115,000 =    (10% x 230,000) +            (.2 x
                                                                    345,000          (10% x 230,000) +     (225,000-(75,000 +
                                                                                     (10% x 115,000) =     57,500))) = 18,500
                                                                                          57,500
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
             12/31/03                  150,000                345,000 + 115,000 =    10% x (271,000 +        (.2 x (150,000 -
                                                                    460,000          115,000) = 38,600      38,600)) = 22,280
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
             12/31/04                  300,000                      460,000           10% x 296,900 =       (.2 x (300,000 -
                                                                                          29,690            29,690)) = 54,062
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
             12/31/05                 -100,000                      460,000        10% x 80,700 = 8,070         No Bonus
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
             12/31/06                  200,000                      460,000          (10% x 80,700) +       (.2 x (200,000 -
                                                                                     (10% x 80,700) =     (100,000 + 16,140)))
                                                                                          16,140                = 16,772
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
             12/31/07                  300,000                      460,000        10% x 13,600 = 1,360     (.2 x (300,000 -
                                                                                                            1,360)) = 59,728
-------------------------------------------------------------------------------------------------------------------------------

               (8)
----------------------------------------------------------------------
         Actual
  Investment Return as    Adjusted Required     Adjusted Cumulative
  of End of Such Given  Investment Return as   Investment as of End
   Determination Year   of End of Such Given       of Such Given
       (the "AIR         Determination Year     Determination Year
     Calculation")      After AIR Calculation  After AIR Calculation
----------------------------------------------------------------------
----------------------------------------------------------------------
                   0               23,000              230,000
----------------------------------------------------------------------
----------------------------------------------------------------------
   (.8 x (225,000 -       57,500 - 57,500 = 0     345,000 - 74,000 =
  (75,000 + 57,500) =                                  271,000
        74,000
----------------------------------------------------------------------
----------------------------------------------------------------------
   (.8 x (150,000 -       38,600 - 38,600 = 0    (271,000 + 115,000)
   38,600)) = 89,120                             - 89,120 = @296,900
----------------------------------------------------------------------
----------------------------------------------------------------------
   (.8 x (300,000 -       29,690 - 29,690 = 0    296,900 - 216,248 =
  29,690)) = 216,248                                   @80,700
----------------------------------------------------------------------
----------------------------------------------------------------------
          N/A                    N/A                    80,700
----------------------------------------------------------------------
----------------------------------------------------------------------
   (.8 x (200,000 -       16,140 - 16,140 = 0      80,700 - 67,088 =
 (100,000 + 16,140)))                                  @13,600
       = 67,088
----------------------------------------------------------------------
----------------------------------------------------------------------
   (.8 x (300,000 -         1,360 - 1,360 = 0   13,600 - 238,912 =
   1,360)) = 238,912                               less than 0
----------------------------------------------------------------------

/1/ Assume the Bank made capital contributions to the Company of $230,000, $115,000 and $115,000 on 1/1/01, 1/1/02 and 1/1/03, respectively

                             Exhibit 21 - List of Subsidiaries of the Registrant


  The following is a list of subsidiaries meeting the requirements of Exhibit
21.

  a) Main Street Mortgage and Investment Corporation

                           Exhibit 23.1 - Consent of Certified Public Accountant



Board of Directors
Bank of Powhatan, N.A.



     We consent to the use of our report dated January 29, 2001 on the financial statements of Bank of Powhatan, N.A. as of December 31, 2000 and for the year ending December 31, 2000 included in this Form 10KSB.


                              S. B. Hoover & Company, L.L.P.

Harrisonburg, VA
May 3, 2001

                                  APPENDIX A
                         INDEX TO FINANCIAL STATEMENTS

                                                           Page

Independent Auditors' Report                                F-2

Statement of Financial Condition as of December 31, 2000    F-3

Statement of Operations
  For the year ended December 31, 2000                      F-4

Statement of Stockholders' Equity
  For the year ended December 31, 2000                      F-5

Statement of Cash Flows
  For the year ended December 31, 2000                      F-6

Notes to Financial Statements                               F-7


                                      F1

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Bank of Powhatan, N. A.
Powhatan, Virginia


We have audited the accompanying statement of financial condition of Bank of Powhatan, N. A. as of December 31, 2000, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank of Powhatan, N. A. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


January 29, 2001

                                      F2

                            BANK OF POWHATAN, N. A.
                       STATEMENT OF FINANCIAL CONDITION
                               DECEMBER 31, 2000
                       ---------------------------------

ASSETS

Cash and due from banks                                         $   409,671
Federal funds sold                                                  474,204
                                                                -----------

  Total Cash and Cash Equivalents                                   883,875

Investment securities held to maturity (fair value of
  $6,361,520)                                                     6,363,060

Loans receivable                                                  2,994,995
  Allowance for loan losses                                         (38,000)
                                                                -----------

  Net Loans                                                       2,956,995

Bank premises and equipment, net                                    929,834
Federal Reserve Bank stock (restricted)                             201,300
Accrued interest receivable                                          16,666
Other assets                                                        210,370
                                                                -----------

  Total Assets                                                  $11,562,100
                                                                ===========


LIABILITIES

Deposits:
  Demand deposits:
     Noninterest bearing                                        $   769,963
     Interest bearing                                             1,417,177
  Savings deposits                                                  279,521
  Other time deposits                                             2,512,747
                                                                -----------

  Total Deposits                                                  4,979,408

Accrued interest payable                                             13,217
Accrued expenses and other liabilities                              148,698
                                                                -----------

  Total Liabilities                                               5,141,323
                                                                -----------

STOCKHOLDERS' EQUITY

Common stock - $2.50 par value; 5,000,000 shares authorized;
  670,836 shares issued and outstanding                           1,677,090
Paid-in-surplus                                                   4,936,918
Accumulated deficit                                                (193,231)
                                                                -----------

  Total Stockholders' Equity                                      6,420,777
                                                                -----------

  Total Liabilities and Stockholders' Equity                    $11,562,100
                                                                ===========



        The accompanying notes are an integral part of this statement.

                                       F3

                            BANK OF POWHATAN, N. A.
                              STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 2000
                     ------------------------------------



INTEREST AND DIVIDEND INCOME

  Loans, including fees                                  $  77,545
  Federal funds sold                                       132,789
  Debt securities                                          256,926
  Mutual funds                                                 766
  Dividends                                                  9,394
                                                         ---------

  Total Interest and Dividend Income                       477,420
                                                         ---------

INTEREST EXPENSE

  Deposits
     Demand                                                 11,911
     Savings                                                 4,034
     Time deposits below $100,000                           12,302
     Time deposits above $100,000                           12,665
  Other borrowed funds                                       1,972
  Less:  Interest capitalized                               (6,858)
                                                         ---------

  Total Interest Expense                                    36,026
                                                         ---------

NET INTEREST INCOME                                        441,394

PROVISION FOR LOAN LOSSES                                   38,000
                                                         ---------

  Net Interest Income after Provision for Loan Losses      403,394
                                                         ---------

NONINTEREST INCOME
  Service charges                                            4,619
  Fees and returned checks charges                           5,846
                                                         ---------

  Total Noninterest Income                                  10,465
                                                         ---------

NONINTEREST EXPENSES
  Salaries, consulting and employee benefits               296,854
  Occupancy expenses                                        48,092
  Equipment expenses                                        20,363
  Other operating expenses                                 196,006
                                                         ---------

  Total Noninterest Expenses                               561,315
                                                         ---------

NET LOSS                                                 $(147,456)
                                                         =========

  Net Loss Per Share                                        $(0.22)
                                                         =========

  Weighted Average Shares of Common Stock                  670,543
                                                         =========


        The accompanying notes are an integral part of this statement.

                                      F4

                            BANK OF POWHATAN, N. A.
                       STATEMENT OF STOCKHOLDERS' EQUITY
                     FOR THE YEAR ENDED DECEMBER 31, 2000
                     ------------------------------------




                          Shares of
                           Common    Common    Paid in   Accumulated
                           Stock*     Stock*   Surplus     Deficit      Total

Balance, December 31, 1999 661,606 $1,654,015 $4,867,693 $ (45,775)  $6,475,933

Stock Subscriptions Sold     9,230     23,075     69,225                 92,300

Net Loss                                                  (147,456)    (147,456)
                           ------- ---------- ---------- ---------  -----------

Balance, December 31, 2000 670,836 $1,677,090 $4,936,918 $(193,231)  $6,420,777
                           ======= ========== ========== =========  ===========


*Shares subscribed, at beginning of year



        The accompanying notes are an integral part of this statement.

                                      F5

                            BANK OF POWHATAN, N. A.
                            STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 2000
                     ------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                 $   (147,456)
  Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation and software amortization                      40,741
     Provision for loan losses                                   38,000
     Write-down of cost to fair value, modular building          31,691
     Accretion income                                            (7,778)
     Net change in:
       Interest receivable                                      (16,666)
       Other assets                                             (30,814)
       Accrued interest payable                                  13,217
       Income tax payable                                        (1,162)
       Accrued expenses and other liabilities                    89,931
                                                           ------------

  Net Cash Provided by Operating Activities                       9,704
                                                           ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Sale of temporary investments held in escrow                  228,651
  Net increase in loans                                      (2,994,995)
  Purchase of investment securities                         (21,308,198)
  Purchase of Federal Reserve Bank stock                       (201,300)
  Proceeds from maturities of investment securities          21,233,790
  Release of cash held in escrow account                         31,297
  Deposits on purchases of furnishings and equipment           (124,653)
  Payments for the purchase of property                        (837,840)
                                                           ------------

  Net Cash Used in Investing Activities                      (3,973,248)
                                                           ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from common stock subscriptions                       92,300
  Draw on line of credit                                         75,000
  Repayment of draws on line of credit                         (175,000)
  Net change in:
     Demand deposits                                          2,044,637
     Savings deposits                                           279,521
     Time deposits                                            2,512,747
                                                           ------------

  Net Cash Provided by Financing Activities                   4,829,205
                                                           ------------

  Net increase in cash and cash equivalents                     865,661

Cash and Cash Equivalents, Beginning of Year                     18,214
                                                           ------------

Cash and Cash Equivalents, End of Year                     $    883,875
                                                           ============

        The accompanying notes are an integral part of this statement.

                                      F6

                            BANK OF POWHATAN, N. A.
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


       Nature of Operations - Bank of Powhatan, N. A. (the Bank) was organized and incorporated as a National Bank on October 14, 1999. The Bank commenced operations on March 20, 2000, after receiving regulatory approval. As a nationally chartered bank, the Bank is subject to regulations by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Federal Reserve Bank. The Bank provides general banking services to individuals, small and medium-size businesses and the professional community of Powhatan and Amelia Counties and surrounding areas. In prior years the Bank was in the development stage.

       Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. A material estimate that is particularly susceptible to significant changes is the determination of the allowance for loan losses, which is sensitive to changes in local economic conditions.

       Investment Securities - Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at amortized historical cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the effective interest method over the period to maturity. Securities not intended to be held to maturity are classified as available for sale and carried at fair value.

       Loans and Allowance for Loan Losses - Loans are carried on the balance sheet net of the allowance for loan losses. Interest income on loans is based generally on the daily amount of principal outstanding. The accrual of interest on impaired loans is discontinued when, in the opinion of management, the interest income recognized will not be collected. Loan fees and costs are included in income or expense when received or incurred.

       The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance for loan losses is evaluated on a regular basis by management. It is based upon management's periodic review of the collectibility of the loans, industry historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, since it requires estimates that are susceptible to significant revisions as more information becomes available.

       Bank Premises and Equipment - Land, buildings and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

       Advertising Cost - Advertising costs are expensed in the period incurred.

       Income Taxes - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

       Cash and Cash Equivalents - Cash and cash equivalents as used in the cash flow statements includes cash and due from banks and federal funds sold.

                                      F7

                            BANK OF POWHATAN, N. A.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------

NOTE 2 DEPOSITS IN AND FEDERAL FUNDS SOLD TO BANKS:

       The Bank had cash on deposit and federal funds sold to other commercial banks amounting to $815,273 at December 31, 2000. Deposit amounts at other commercial banks may, at times, exceed federally insured limits.


NOTE 3 INVESTMENTS SECURITIES:

       The amortized cost and fair values of securities at December 31, 2000, are as follows:


                                             Gross        Gross
                               Amortized   Unrealized  Unrealized      Fair
                                  Cost       Gains       Losses       Value
       U.S. Agency discount
          notes                $5,863,060        $188     $(1,723)  $5,861,525
       U.S. Agency notes          500,000                      (5)     499,995
                               ----------        ----     -------   ----------

          Total Investment
            Securities         $6,363,060        $188     $(1,728)  $6,361,520
                               ==========        ====     =======   ==========

       The amortized cost and fair value of investment securities at December 31, 2000, by contractual maturity, are shown in the following schedule. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                   Amortized Cost  Fair Value
       Securities Held to Maturity:
          Due in one year or less                      $5,863,060  $5,861,525
          Due after one year through five years           500,000     499,995
                                                       ----------  ----------

          Total Investment Securities                  $6,363,060  $6,361,520
                                                       ==========  ==========


       There were no securities classified as available for sale at December 31, 2000.


       As a nationally chartered bank, the Bank is required to hold stock in the Federal Reserve Bank. The investment in Federal Reserve Bank stock is recorded at cost of $201,300.

                                      F8

                            BANK OF POWHATAN, N. A.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------

NOTE 4 LOANS:

       Loans receivable outstanding at December 31, 2000, are summarized as follows:


      Loans secured by deeds of trust on real estate:
          Construction and land development                   $  156,111
          1 - 4 family residential properties                    684,679
          Non-farm non-residential properties                    545,415
          Junior liens                                            33,293
       Commercial and industrial loans                           266,451
       Loans to individuals for household, family and
          other personal expenditures                          1,309,046
                                                              ----------

                                                               2,994,995
          Allowance for loan losses                               38,000
                                                              ----------

          Loans Receivable                                    $2,956,995
                                                              ==========


NOTE 5 ALLOWANCE FOR LOAN LOSSES:

       Management has established an allowance for loan losses of $38,000 (1.27% of loans) at December 31, 2000. During the year 2000, the Bank had no charge offs or recoveries.


NOTE 6 BANK PREMISES AND EQUIPMENT:

       Bank premises and equipment at December 31, are summarized as follows:


       Land                                 $204,611
       Land improvements                      51,226
       Modular building and improvements      45,734
       Furniture and equipment               153,140
       Vehicle                                17,168
       Computer software                      73,414
       Construction in progress              425,282
                                            --------

                                             970,575
          Less accumulated depreciation      (40,741)
                                            --------
          Bank Premises and Equipment       $929,834
                                            ========

                                      F9

                            BANK OF POWHATAN, N. A.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------




NOTE 6 BANK PREMISES AND EQUIPMENT (CONTINUED):

       Depreciation expense for 2000 was $21,706 and expense for amortization of software was $19,035.

       The modular building is being used as a temporary office until the permanent bank building has been completed. The Bank expects to sell this modular building for its net book value after the move to the new building. The cost of placing the modular building in service ($31,691), is not expected to be recoverable upon its sale. Therefore, this cost has been expensed. The expense is reported on the Statement of Income under the caption noninterest expenses, occupancy expense.

       The permanent bank building is currently under construction. The contract price for construction of the building is $731,408; the amount completed on this contract at December 31, 2000, is $350,642. Production period interest of $6,858 has been included in the construction in progress balance.

       At December 31, 2000, deposits totaling $124,653 had been made on purchase contracts for various furniture, fixtures and equipment to furnish the new building. The sum of total contract prices on these purchase commitments at December 31, 2000, is $323,744.


NOTE 7 DEPOSITS:

       The aggregate amount of time deposits with a minimum denomination of $100,000 was $837,045 at December 31, 2000.

       At December 31, 2000, the scheduled maturities of certificates of deposit are as follows:


       Less than one year                   $2,463,282
       Over one year through three years        43,267
       Over three years                          6,198
                                            ----------

          Total                             $2,512,747
                                            ==========

NOTE 8 CAPITAL STOCK:

       The Bank has common stock authorized of 5,000,000 shares. As of December 31, 1999, the Bank had received subscriptions for 661,606 shares of common stock. Additional subscriptions for 9,230 shares were received in January of 2000, and common stock certificates for 670,836 shares of common stock were issued effective March 30, 2000.

       The Bank has the authority under its Articles of Association to issue 2,000,000 shares of preferred stock at a par value of $2.50 per share. No shares of preferred stock have been issued as of December 31, 2000, and no such issue is planned as of January 29, 2001.

                                      F10

                            BANK OF POWHATAN, N. A.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------


NOTE 9 INCOME TAXES:

       The components of income tax expense are as follows:


       Current benefit                                     $(36,319)
       Deferred expense                                      36,319
                                                           --------

          Net Federal Income Tax Expense                   $     --
                                                           ========


       The deferred tax effects of temporary differences are as follows:


       Provision for loan losses                          $ (9,756)
       Organization and start-up costs capitalized         (17,694)
       Amortization of organization and start-up costs      16,829
       Realized accretion of bond discount                 (10,639)
       Depreciation                                          4,670
       Accrual to cash adjustment                            3,692
       Charitable contribution carryover                      (514)
       Increase in valuation allowance                      49,731
                                                          --------

       Deferred Income Tax Expense                        $ 36,319
                                                          ========


       For the year ended December 31, 2000, the Bank has a net operating loss
       (NOL) of $106,433 for tax purposes. The entire NOL can be carried back to the prior two tax years to recover $36,291 of taxes paid for 1998 and 1999. The deferred tax benefit recognized, at December 31, 2000, has been limited to $18,612, the amount recoverable from future net operating losses carrybacks. At this time there is insufficient evidence to conclude that the bank will produce taxable income in the future against which the deductible temporary differences can be utilized.

       Currently, the Bank uses the cash basis of accounting for income tax purposes. The Bank will be required to change to the accrual method when the three-year average of its gross receipts exceeds $5,000,000.

                                      F11

                                  BANK OF POWHATAN, N. A.
                         NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        -----------------------------------------

NOTE 9  INCOME TAXES (CONTINUED):

        The components of the net deferred tax asset at December 31, 2000, are as follows:


        Deferred tax assets:
           Allowance for loan losses                                  $  9,756
           Deferred organization costs, net of amortization             18,091
           Deferred start-up expenses, net of amortization              77,276
           Charitable contribution carryover                               514
                                                                      --------

           Total Deferred Tax Asset                                    105,637
           Less:  Valuation allowance                                  (78,663)
                                                                      --------

                                                                        26,974
                                                                      --------
        Deferred tax liabilities:
           Depreciation                                                  4,670
           Net accrual to cash adjustment                                3,692
                                                                      --------

                                                                         8,362
                                                                      --------

           Net Deferred Tax Asset                                     $ 18,612
                                                                      ========


        The following table summarizes the differences between the actual income tax expense and the amounts computed using the federal statutory tax rates:


        Income tax benefit at the applicable federal rate             $ 50,135
        Increase in valuation allowance for deferred taxes             (49,731)
        Other                                                             (404)
                                                                      --------

           Income Tax Expense                                         $    -0-
                                                                      ========

NOTE 10 RELATED PARTY TRANSACTIONS:

        The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families, and affiliated companies in which they are principal stockholders (commonly referred to as related parties). All such transactions have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. Loans to related parties amounted to $172,225 at December 31, 2000. During 2000, total principal additions were $175,000 and total principal payments were $2,775.

        The Chairman of the Board of Directors was paid consulting fees of $53,000 during a period of six months during which he was acting as the Bank's president and chief executive officer.

                                      F12

                            BANK OF POWHATAN, N. A.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------



NOTE 11  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:


         In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet.

         Financial instruments whose contract amount represents credit risk were as follows:

         Commitments to extend credit          $958,480
         Standby letters of credit               23,163

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.


NOTE 12  CONCENTRATION OF CREDIT RISK:

         Most of the Bank's loans are made to customers in the Bank's trade area. Accordingly, the ultimate collectibility of the Bank's loan portfolio is susceptible to changes in local economic conditions. Note 4 reports the types of loans made by the Bank. Collateral required by the Bank is determined on an individual basis depending on the nature of the loan and the financial condition of the borrower. The Bank does not have any significant concentrations in any one industry or customer.

                                      F13

                            BANK OF POWHATAN, N. A.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------

NOTE 13  STATEMENT OF CASH FLOWS:

         Supplemental disclosure of cash paid during the year for:
            Interest                                                $ 22,809
            Federal income taxes                                       1,162
         Non-cash financing and investing transactions:
            Accounts payable for building construction in progress 142,838 Prior year deposits utilized for current year
               acquisitions of modular building and software          12,926


NOTE 14  SUBSEQUENT EVENTS:

         In December 2000, the Bank formed a subsidiary, MSM Acquisition Co., a Virginia corporation (MSM). On January 4, 2001, MSM purchased substantially all the assets of Main Street Mortgage and Investment Corporation, a mortgage brokerage business operating in the metropolitan Richmond and Lynchburg, Virginia areas. In addition to a cash payment of $231,176, MSM issued a non-interest-bearing note payable for $115,588 due January 4, 2002. MSM also issued a non-interest-bearing note payable for $115,588 due on or after January 30, 2003, contingent upon having earned a certain cumulative profit from operation of the business. MSM accepted the assignment of liabilities and obligations under certain contracts and leases.

         As part of the closing agreements, the subsidiary entered into an employment agreement with the shareholder of the selling corporation as MSM's president and chief executive officer for an initial term ending on December 31, 2005. The employment agreement includes an obligation to pay a bonus to the president if certain profit objectives are met. MSM may terminate the employment contract without cause upon giving the president thirty days written notice and the payment of $60,000.

         The Bank granted a three-year, $200,000 line of credit to MSM. Amounts outstanding on the line of credit bear interest at 9.5% per annum, with interest payable quarterly.

NOTE 15  REGULATORY MATTERS:

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. If the Bank fails to meet minimum capital requirements federal regulators can initiate certain mandatory, and possible additional discretionary actions. If such actions are undertaken, they could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

                                      F14

                            BANK OF POWHATAN, N. A.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------

NOTE 15  REGULATORY MATTERS (CONTINUED):

         Banking laws and regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Under that limitation, no dividends may be paid while there is an accumulated deficit.

         Quantitative measures are established by bank regulations to ensure capital adequacy. The Bank is required to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). At December 31, 2000, the Bank's capital significantly exceeds the amount required for a well-capitalized de novo bank.

         As of June 30, 2000, the most recent date of notification, the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios. There are no conditions or events since the notification that management believes have changed the Bank's category.


NOTE 16  EMPLOYMENT AGREEMENT:

         The Bank has entered into an employment agreement for a term of one year with the Bank's president, James F. Keller. Under this agreement, which was entered into November 28, 2000, Mr. Keller will receive an annual salary of not less than $80,000. The agreement includes severance provisions requiring the Bank to pay Mr. Keller one year's salary should he be terminated without cause prior to twelve months of service.


NOTE 17  FAIR VALUE OF FINANCIAL INSTRUMENTS:

         All financial instruments held by the Bank at December 31, 2000, originated in 2000. There is no significant difference between the carrying value of the Bank's financial instruments and their fair value.


NOTE 18  OTHER COMMITMENTS:

         The Bank entered into an agreement with FiServ Solutions, Inc., a data processing services company, to provide certain account processing services. The agreement, dated July 13, 2000, is for an initial period of sixty months. Unless written notice of non-renewal is provided by either party at least 180 days before expiration of any term, the agreement shall automatically renew for a period of five years. At this time an estimated monthly fee of $4,600 is due in advance of services to be provided.

                                      F15

                            BANK OF POWHATAN, N. A.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------


NOTE 19  OTHER OPERATING EXPENSES:

       Other operating expenses include the following:

       Advertising and public relations                     $ 13,962
       Amortization of computer software                      19,037
       Charitable contributions                                1,512
       Data processing fees                                   32,954
       Directors' and officers' liability insurance            6,237
       Legal and accounting fees                              31,341
       Miscellaneous                                           4,976
       OCC assessment                                          4,252
       Other insurance                                         4,619
       Postage and freight                                     7,591
       Stationery and supplies                                26,834
       Stock certificates and shareholder communications       9,556
       Subscriptions and membership dues                       7,372
       Telephone                                               5,525
       Training and personnel development                      9,940
       Travel, meals and entertainment                         5,981
       Various services                                        4,317
                                                            --------

                                                            $196,006
                                                            ========

                                      F16

                                  SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                         BANK OF POWHATAN, NATIONAL ASSOCIATION


                         By:   /s/ James F. Keller
                            ---------------------------
                              James F. Keller
                              President


                         Date:  May 14, 2001
                              -------------------------


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


          Signature           Capacity                           Date
          ---------           --------                           ----


  /s/ William C. Wiley        Chairman of the Board and          May 14, 2001
--------------------------    Director
William C. Wiley

 /s/ James F. Keller          President and Chief Executive      May 14, 2001
--------------------------    Officer and Director
James F. Keller               (Principal Executive Officer)


 /s/ Kathleen R. Mojica       Vice President and Cashier         May 14, 2001
--------------------------    (Principal Accounting Officer)
Kathleen R. Mojica

*/s/ John H. Anderson, Jr.    Director                           May 14, 2001
--------------------------
John H. Anderson, Jr.


*/s/ Margaret F. Ball         Director                           May 14, 2001
--------------------------
Margaret F. Ball



*/s/ Robert M. Duncan         Director                           May 14, 2001
--------------------------
Robert M. Duncan


*/s/ William E. Maxey, Jr.    Director                           May 14, 2001
--------------------------
William E. Maxey, Jr.


*/s/ Julian C. Metts, Jr.     Director                           May 14, 2001
--------------------------
Julian C. Metts, Jr.


*/s/  James L. Minter         Director                           May 14, 2001
--------------------------
James L. Minter


*/s/ Andrew W. Pryor          Director                           May 14, 2001
--------------------------
Andrew W. Pryor


*/s/ John C. Watkins          Director                           May 14, 2001
--------------------------
John C. Watkins


*/s/ George W. Whitlow        Director                           May 14, 2001
--------------------------
George W. Whitlow


*/s/ Elwood F. Yates, Jr.     Director                           May 14, 2001
--------------------------
Elwood F. Yates, Jr.


*By:  /s/ James F. Keller
    ----------------------
    James F. Keller
    Attorney-in-Fact